CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Exhibit 10.2

Execution Version

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made as of January 10, 2021 (the “Effective Date”), by and between Turning Point Therapeutics, Inc., a corporation organized and existing under the laws of Delaware (“TPTX”), located at 10628 Science Center Drive, Suite 200, San Diego, California 92121, United States of America, and Zai Lab (Shanghai) Co., Ltd., an exempted company organized and existing under the laws of P.R. of China, located at 4F, Bldg 1, Jinchuang Plaza, 4560 Jinke Rd, Shanghai, China, 201210 (“Zai”). TPTX and Zai are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, TPTX is a biopharmaceutical company designing and developing novel small molecule, targeted oncology therapies, and TPTX owns or controls rights to the Licensed Compounds and Products (as defined herein);

WHEREAS, Zai is a pharmaceutical company having experience in the development and commercialization of pharmaceutical products in the Territory (as defined herein);

WHEREAS, TPTX and Zai are parties to the License Agreement, dated July 6, 2020, regarding TPTX’s development candidate repotrectinib, pursuant to which, among other terms, TPTX granted Zai a right of first negotiation for a license to certain additional development candidates of TPTX in the Territory, and this Agreement has been negotiated following Zai’s exercise of such right of first negotiation with respect to TPX-0022;

WHEREAS, Zai wishes to develop and commercialize the Products in the Territory; and

WHEREAS, TPTX wishes to grant to Zai, and Zai wishes to be granted, an exclusive license to Develop and Commercialize (each as defined herein) Products in the Field in the Territory (each as defined herein) in accordance with the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1. “Acquired Party” shall have the meaning set forth in Section 2.6(b)(ii).

1.2. “Acquirer” shall have the meaning set forth in Section 2.6(b)(i).

1.3. “Additional Indication” means [***].

1.4. “Adverse Event” means any unwanted or harmful medical occurrence in a patient or subject who is administered a Product, whether or not considered related to such Product, including any undesirable sign (including abnormal laboratory findings of clinical concern).

1.5. “Affiliate” means, with respect to a specified Person, any entity that directly or indirectly controls, is controlled by or is under common control with such Person. As used in this Section 1.5, “control” (and, with correlative meanings, the terms “controlled by” and “under common control with”) means, in the case of a corporation, the ownership of more than fifty percent (50%) of the outstanding voting securities thereof or, in the case of any other type of entity, an interest that results in the ability to direct or cause the direction of the management and policies of such entity or the power to appoint more than fifty percent (50%) of the members of the governing body of the entity or, where ownership of more than fifty percent (50%) of such securities or interest is prohibited by law, ownership of the maximum amount legally permitted.

1.6. “Agreement” shall have the meaning set forth in the preamble to this agreement.

1.7. “Alliance Manager” shall have the meaning set forth in Section 3.1.

1.8. “Anti-Corruption Laws” shall have the meaning set forth in Section 11.5(a)(i).

1.9. “Applicable Laws” means all statutes, ordinances, regulations, rules or orders of any kind whatsoever of any Governmental Authority that may be in effect from time to time and applicable to the relevant activities contemplated by this Agreement.

1.10. “Authorized Regulatory Agent” means a local entity (a) authorized by TPTX or any of its Affiliates, where TPTX, its Affiliate or its third party contractor research organization is the license holder of imported drug product, to exclusively (even as to TPTX and its Affiliates but in accordance with terms and conditions hereunder) manage the work associated with obtaining any Regulatory Approval or product registration in the Territory; and (b) which possesses and maintains valid licenses or permits in the Territory if such licenses or permits are required for such local entity to engage in the relevant activities in the Territory.

1.11. “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the state of California or Shanghai, the PRC are authorized or obligated to close. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

1.12. “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31st, June 30th, September 30th and December 31st.

1.13. “Calendar Year” means each twelve (12) month period commencing on January 1st.

1.14. “cGMP” means all applicable current Good Manufacturing Practices including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820, (b) European Directive 2003/94/EC and Eudralex 4, (c) the principles detailed in the ICH Q7 guidelines, and (d) the equivalent Applicable Laws in any relevant country or region, each as may be amended and applicable from time to time.

1.15. “Claims” shall have the meaning set forth in Section 12.1.

1.16. “Clinical Development Plan” shall have the meaning set forth in Section 5.2.

1.17. “Clinical Trial” means any clinical testing of a Product in human subjects.

1.18. “CMOs” means Third Party contractor manufacture organizations.

1.19. “Change of Control” means, with respect to a Party, that: (a) any Third Party acquires directly or indirectly the beneficial ownership of any voting security of such Party, or if the percentage ownership of such Third Party in the voting securities of such Party is increased through stock redemption, cancellation, or other recapitalization, and immediately after such acquisition or increase such Third Party is, directly or indirectly, the beneficial owner of voting securities representing more than fifty (50%) of the total voting power of all of the then outstanding voting securities of such Party; (b) a merger, consolidation, recapitalization, or reorganization of such Party is consummated which results in shareholders or equity holders of such Party immediately prior to such transaction, no longer owning at least fifty (50%) of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; or (c) there is a sale or transfer to a Third Party of all or substantially all of such Party’s consolidated assets taken as a whole, through one or more related transactions.

1.20. “Combination Product” means a Product that combines a Licensed Compound with one (1) or more other clinically or pharmacologically active ingredients (which term excludes, for clarity excipients, controlled-release compositions, materials to increase bioavailability, solubility or stability, or delivery means) in a single formulation or final package presentation for sale as a single unit (including separate unit doses so configured). The Licensed Compound portion of any Combination Product shall be deemed the “Licensed Component” and the other clinically or pharmacologically active ingredients of such Combination Product the “Other Component”.

1.21. “Combination Therapy” means the use or method of using a product comprising one (1) or more clinically or pharmacologically active ingredients and a different product comprising one (1) or more other clinically or pharmacologically active ingredients, in concomitant or sequential administration.

1.22. “Commercialization” or “Commercialize” means all activities directed to marketing, distribution, promoting or selling of pharmaceutical products (including importing and exporting activities in connection therewith), but excluding activities directed to Manufacturing.

1.23. “Commercialization Plan” means the written plan for the Commercialization of the Product in the Territory, as updated in accordance with this Agreement.

1.24. “Commercially Reasonable Efforts” means with respect to a Party, the use of diligent, good faith efforts and resources, in an active and ongoing program, as normally used by such Party for a product discovered or identified internally or in-licensed from a Third Party that is important to such Party’s overall strategy or objectives, which product is at a similar stage in its development or product life and is of similar market potential and intellectual property protection but in the event such Party is Zai, not considering the obligations (including financial) to TPTX or the rights of TPTX hereunder; provided, however, that in no event shall such efforts and resources be less than those a similarly situated biopharmaceutical company would apply to the development, manufacture, or commercialization of a similarly situated product. Commercially Reasonable Efforts requires that a Party, at a minimum, [***].

1.25. “Competing Activities” shall have the meaning set forth in Section 2.6(b)(i).

1.26. “Competing Product” means any product that [***].

1.27. “Confidential Information” means all confidential information of the Disclosing Party or its Affiliates, regardless of its form or medium as provided to the Receiving Party or its Affiliates in connection with this Agreement; provided that, Confidential Information shall not include any information that the Receiving Party can show by competent written evidence: (a) was already known to the Receiving Party at the time it was disclosed to the Receiving Party by the Disclosing Party without an obligation of confidentiality and not through a prior disclosure by the Disclosing Party, (b) was or becomes generally known to the public through no act or omission of the Receiving Party in violation of the terms of this Agreement, (c) was lawfully received by the Receiving Party from a Third Party without restriction on its disclosure and without, to the reasonable knowledge of the Receiving Party, a breach by such Third Party of an obligation of confidentiality to the Disclosing Party, or (d) was independently developed by the Receiving Party without use of or reference to the Confidential Information of the Disclosing Party. All Improvements shall be the Confidential Information of TPTX, and TPTX shall be the Disclosing Party and Zai shall be the Receiving Party with respect thereto. The terms of this Agreement that are not publicly disclosed through a press release or by filings to financial regulatory authorities and all Joint Inventions and Joint Patents shall be the Confidential Information of both Parties.

1.28. “Control” or “Controlled” means, with respect to any Know-How, Patents or other intellectual property rights, that a Party has the legal authority or right (whether by ownership, license or otherwise, after taking into account the provisions of this Agreement regarding ownership of Improvements, but without taking into account any license granted by one Party to the other Party pursuant to this Agreement) to grant a license, sublicense, access or right to use (as applicable) under such Know-How, Patents, or other intellectual property rights, on the terms and conditions set forth herein, in each case without breaching the terms of any agreement with a Third Party.

1.29. “Deficient Site” shall have the meaning set forth in Section 5.7.

1.30. “Develop” or “Development” or “Developing” means preclinical and clinical drug or biological development activities, including test method development, toxicology, formulation, quality assurance/quality control development, statistical analysis, preclinical and clinical studies and regulatory affairs, and regulatory activities, including filing for, obtaining and maintaining approval and registration, but excluding activities directed to Manufacturing.

1.31. “Development Milestone Event” shall have the meaning set forth in Section 9.2(a).

1.32. “Development Milestone Payment” shall have the meaning set forth in Section 9.2(a).

1.33. “Disclosing Party” shall have the meaning set forth in Section 10.1(a).

1.34. “Dispute” shall have the meaning set forth in Section 15.1.

1.35. “Effective Date” shall have the meaning set forth in the preamble in this Agreement.

1.36. “Executive Officers” shall have the meaning set forth in Section 3.2(f).

1.37. [***]

1.38. “Existing Global Studies” shall have the meaning set forth in Section 5.4(a).

1.39. “Expiration Date” shall have the meaning set forth in Section 14.1(a).

1.40. “Field” means all human therapeutic indications.

1.41. “First Commercial Sale” means, with respect to any Product, the first arm’s length sale of such Product to a Third Party in a region of the Territory by Zai, its Affiliate(s) or Sublicensee(s) for use or consumption in such region following Regulatory Approval. Sales prior to receipt of marketing and pricing approvals, such as so-called “treatment IND sales,” “named patient sales” and “compassionate use sales” and any sales to any government, foreign or domestic, including purchases for immediate sale or stockpiling purposes, are not a First Commercial Sale in that region.

1.42. “FTE” means the equivalent of the work of a full-time individual for a twelve (12) month period.

1.43. “FTE Rate” means a rate of US$[***] per FTE per year, to be pro-rated on an hourly basis of US$[***] per FTE per hour, based on [***] hours per year for an FTE and is subject to adjustments [***]. For clarity, the FTE rate of $[***] per FTE per year described above will be [***].

1.44. “Fully Burdened Manufacturing Costs” means the cost of Manufacturing the Product. Fully Burdened Manufacturing Costs shall be a “standard cost” per unit (calculated annually), comprised of the following elements calculated in accordance with GAAP: [***]; provided, however, that [***] and [***]. To the extent that Products are sourced from one or more CMOs by TPTX, Fully Burdened Manufacturing Costs shall be the actual invoiced price paid by a Party to such CMO(s) for the manufacture and supply of a Product [***].

1.45. “GAAP” means the United States generally accepted accounting principles, consistently applied.

1.46. “GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Trials, including, as applicable (a) as set forth in the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonized Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products in the Territory, (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (c) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, and (d) the equivalent Applicable Laws in the region in the Territory, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

1.47. “Generic Product” means, with respect to a Product in a region in the Territory, after Regulatory Approval of such Product in such region, any other therapeutic drug product designated for human use which (a) contains the same active ingredient as such Product, (b) is approved for use pursuant to a Regulatory Approval process in such country that is based on the indications and conditions of use on a product meeting the standards set forth in the foregoing (a), whether or not such Regulatory Approval was based upon data generated by the Party independently or was obtained using an abbreviated, expedited or other process, and (c) is authorized for sale or sold in the region (or is commercially available in the same region via import from another region) as the Product by or on behalf of a Third Party that has not obtained rights to, and did not purchase, such product or its active pharmaceutical ingredients from Zai or any of its Affiliates or Sublicensees.

1.48. “Generic Competition” means, with respect to a particular Product in a region in the Territory, after a Generic Product is first launched in such region, [***].

1.49. “Global Development Plan” shall have the meaning set forth in Section 5.4(a).

1.50. “Global Study” means a clinical study designed to obtain Regulatory Approvals for the Products in multiple jurisdictions through the conduct of a Clinical Trial in multiple medical institutions, countries, regions, territories and conducted as part of one (1) unified Clinical Trial or separately but concurrently in accordance with a common Clinical Trial protocol.

1.51. “GLP” means all applicable Good Laboratory Practice standards, including, as applicable, as set forth in the then current good laboratory practice standards promulgated or endorsed by the U.S. Food and Drug Administration as defined in 21 C.F.R. Part 58, or the equivalent Applicable Laws in the region in the Territory, each as may be amended and applicable from time to time.

1.52. “Governmental Authority” means any court, commission, authority, department, ministry, official or other instrumentality of, or being vested with public authority under any law of, any country, region, state or local authority or any political subdivision thereof, or any association of countries.

1.53. “GSP” means all applicable Good Supply Practice standards, including, as applicable, as set forth in the then current good supply practice standards promulgated or endorsed by the FDA as defined in Good Supply Practice for Pharmaceutical Products or the equivalent Applicable Laws in the region in the Territory, each as may be amended and applicable from time to time.

1.54. “ICC Rules” shall have the meaning set forth in Section 15.4(a).

1.55. “Improvement” means any improvement, modification, or enhancement to any Licensed Technology invented, discovered, generated or made (a) solely by either Party, its Affiliates or its or its Affiliates’ employees, agents or independent contractors or (b) jointly by both Parties, their Affiliates or their and their Affiliates’ employees, agents or independent contractors, in each case, during the Term in the performance of any activity contemplated under this Agreement (including Global Studies and Local Studies) or otherwise in the exercise of its (their) rights or the carrying out of its (their) obligations under this Agreement, including all rights, title and interest in and to the intellectual property rights therein.

1.56. “IND” means an investigational new drug application or equivalent application filed with the applicable Regulatory Authority, which application is required to commence Clinical Trials in the applicable jurisdiction.

1.57. “Indemnifying Party” shall have the meaning set forth in Section 12.3.

1.58. “Indemnitee” shall have the meaning set forth in Section 12.3.

1.59. “Indication” means a separate and distinct disease or condition, or sign or symptom of a disease or medical condition. For clarity [***].

1.60. “Invention” means any process, method, composition of matter, article of manufacture, discovery or finding, patentable or otherwise, that is invented, discovered or generated as a result of a Party (or the Parties jointly) exercising its (their) rights or carrying out its (their) obligations under this Agreement, including all rights, title and interest in and to the intellectual property rights therein.

1.61. “JDC” shall have the meaning set forth in Section 3.3(a).

1.62. “Joint Global Study” shall have the meaning set forth in Section 5.4(b).

1.63. “Joint Invention” shall have the meaning set forth in Section 13.1(b).

1.64. “Joint Patent” shall have the meaning set forth in Section 13.1(b).

1.65. “JSC” shall have the meaning set forth in Section 3.2(a).

1.66. “Know-How” means any proprietary scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including databases, safety information, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and manufacturing process and development information, results and data.

1.67. “Licensed Component” shall have the meaning set forth in Section 1.20.

1.68. “Licensed Compound” means TPX-0022, a small, macrocyclic TKI of MET, CSF1R and SRC, including any salt, metabolite, prodrugs, free-base, hydrate, solvate, polymorph, racemate, isotope, stereoisomer enantiomer thereof.

1.69. “Licensed Know-How” means any and all Know-How Controlled by TPTX or its Affiliates as of the Effective Date or during the Term, including TPTX’s joint ownership interest in any Know-How within the Joint Inventions, that is necessary or reasonable useful for the Development, packaging or labelling, or Commercialization of the Product in the Field in the Territory, except to the extent excluded pursuant to Section 5.4(d). Notwithstanding the foregoing, in the event a Change of Control of TPTX occurs after the Effective Date, Know-How Controlled by any Affiliate of TPTX that was not an Affiliate of TPTX immediately prior to such Change of Control transaction shall not be Licensed Know-How except to the extent such Know-How falls within the definition of Licensed Know-How in the immediately preceding sentence and (a) is also Controlled by TPTX or its Affiliate existing immediately prior to such transaction or (b) is generated or used by such Affiliate in the Development, packaging or labelling or Commercialization of the Licensed Compound or Product after such transaction.

1.70. “Licensed Patents” means the Patents in the Territory Controlled by TPTX or its Affiliates as of the Effective Date or during the Term, including TPTX’s joint ownership interest in any Joint Patents in the Territory, that (a) claim the Licensed Compound or the Product (including the composition of matter, formulation, or method of packaging or labelling or use thereof); and (b) are necessary or reasonably useful for the Development, packaging or labelling, or Commercialization of the Product in the Field in the Territory, except to the extent excluded pursuant to Section 5.4(d). Schedule 1.70 contains a list of all Licensed Patents as of the Effective Date. Notwithstanding the foregoing, in the event a Change of Control of TPTX occurs after the Effective Date, Patents Controlled by any Affiliate of TPTX that was not an Affiliate of TPTX immediately prior to such Change of Control transaction shall not be Licensed Patents except to the extent any such Patent falls within the definition of Licensed Patents in the immediately preceding sentence and (i) is also Controlled by TPTX or its Affiliate existing immediately prior to such transaction or (ii) claims any Invention generated or used by such Affiliate in the Development, packaging or labelling or Commercialization of the Product after such transaction.

1.71. “Licensed Technology” means the Licensed Know-How and Licensed Patents.

1.72. “Local Study” means any Clinical Trial for any Product in the Field and which (a) Zai determines to conduct and is conducted by or on behalf of Zai in the Territory, and (b) does not include clinical sites in any country or jurisdiction outside the Territory.

1.73. “Losses” shall have the meaning set forth in Section 12.1.

1.74. “Manufacture” or “Manufacturing” or “Manufactured” means all operations involved in the manufacturing, filling and finishing, quality control testing (including in-process, release and stability testing, if applicable), storage, releasing, packaging and labeling.

1.75. “Manufacturing Technology” shall have the meaning set forth in Section 7.3.

1.76. “Manufacturing Technology Transfer” shall have the meaning set forth in Section 7.3.

1.77. “Milestone Events” means Development Milestone Events and Net Sales Milestone Events.

1.78. “Milestone Payments” means Development Milestone Payments and Net Sales Milestone Payments.

1.79. “Monotherapy” means the use or method of using a product comprising one (1) clinically or pharmacologically active ingredient as its sole active ingredient, and not in concomitant or sequential administration with any other product.

1.80. “Net Sales” means the gross price billed or invoiced on sales of the Product by Zai, its Affiliates, or Sublicensees to a Third Party that is not a Sublicensee in the Territory, less (without duplication) usual and customary:

(a) cash, trade or quantity discounts actually granted and deducted solely on account of sales of the Product, but excluding early payment discounts;

(b) rebates actually paid to individual or group purchasers of the Product that are solely on account of the purchase of such Product;

(c) credits issued for the Product recalled or not accepted by customers or other refunds, allowances and chargebacks actually granted and related to the Product;

(d) (i) freight expense (actual), including insurance, to the extent it is not charged to or reimbursed by the customer, (ii) early payment discounts, (iii) bad debt written off under GAAP, with reasonable collection efforts and added back if collected; and

(e) Taxes (including, but not limited to sales, value added, consumption and similar taxes; but excluding income taxes) actually incurred, paid or collected and remitted to the relevant tax authority for the sale of the Product; provided that any amount of such taxes refunded, recovered or credited back by the relevant tax authority shall be included in Net Sales.

Each of the amounts set forth above shall be determined from the books and records of Zai, its Affiliate or Sublicensee, maintained in accordance with GAAP or in the case of Sublicensees, such similar accounting principles, consistently applied, and any amounts that are deducted from Net Sales pursuant to one subsection may not be deducted pursuant to another subsection (i.e., a deduction may only be taken once).

The transfer of a Product to an Affiliate, Sublicensee, or other Third Party (i) in connection with the Development or testing of a Product (including the conduct of clinical studies), (ii) for purposes of distribution as promotional samples, (iii) for indigent or similar public support or compassionate use programs, or (iv) by and between Zai and its Affiliates or Sublicensees shall not, in any case, be considered a Net Sale of a Product under this Agreement. Subject to the foregoing, any sales income received by Zai, its Affiliates or Sublicensees for Products prior to or after Regulatory Approval shall be Net Sales and subject to the Royalty Payments under Section 9.4(a).

Net Sales shall also include and be deemed to have been made with respect to any Products used by Zai or any Affiliate, for its own commercial purposes, or transferred to any Third Party for less than what the transferee is then charging in normal arms-length sales transactions; and Net Sales in all such cases shall be deemed to have been made at the prices therefor at which such Products are then being sold to the customers of such user or transferor (or of Zai, if an Affiliate is a user but not a seller) in arms-length sales transactions. For clarity, in the event the Product is sold in an arms-length transaction to a governmental agency, a group purchase entity or any other entity having the bargaining power to negotiate the purchase price below normal retail price in transactions of lesser volume, Net Sales shall be calculated based on the actual price negotiated and agreed to for such agency or entity and not be based on the price charged in other arms-length sales transactions.

To the extent that Zai or any of its Affiliates, or Sublicensees, provides to the purchasing Third Party discounts or allowances that are applicable to purchases of the Product and one or more other products (such as in a “bundled sale” arrangement), such discounts and allowances shall be allocated between the Product (for purposes of the deductions used in calculating Net Sales as above) and such other products in an equitable and commercially reasonable manner that does not unfairly or inappropriately bias the level of discounting against the Product (as compared to the other products).

If Zai or any of its Affiliates, or Sublicensees, sells a Product as a Licensed Component of a Combination Product in the Territory in any Calendar Quarter, then Net Sales shall be calculated by multiplying the Net Sales of the Combination Product during such Calendar Quarter by the fraction A/(A+B), where A is the average Net Sales per unit sold of the Licensed Component when sold separately in the Territory during such Calendar Year (calculated by determining the Net Sales of the Licensed Component during such Calendar Quarter in accordance with the definition of Net Sales set forth herein and dividing such Net Sales by the number of units of the Licensed Component during such Calendar Quarter) and B is the average Net Sales per unit sold of the Other Component(s) included in the Combination Product when sold separately during such Calendar Quarter (calculated by determining the Net Sales of such Other Component(s) sold during such Calendar Quarter by applying the definition of Net Sales set forth herein as if it applied to sales of such Other Component(s) and dividing such Net Sales by the number of units of such Other Component(s) sold during such Calendar Quarter). In each case, A and B shall be adjusted on a pro rata basis to account for dosing differences between the amounts of Licensed Component and Other Component(s) included in the Combination Product relative to the amounts of Licensed Component and Other Component(s) included in the separately sold product.

For purposes of calculating the average Net Sales per unit sold of a Licensed Component and Other Component(s) of a Combination Product, any of the deductions described herein that apply to such Combination Product shall be allocated among sales of the Licensed Component and sales of the Other Component(s) included in such Combination Product as follows: (1) deductions that are attributable solely to the Licensed Component or one of the Other Component(s) shall be allocated solely to Net Sales of the Licensed Component or such Other Component, as applicable, and (2) all other deductions shall be allocated among sales of the Licensed Component and sales of the Other Component(s) in proportion to Zai’s and TPTX’s mutual agreement of the fair market value of the Licensed Component and the Other Component(s).

In the event that no separate sales of the Licensed Component or any Other Component(s) included in a Combination Product are made by Zai or its Affiliates, or Sublicensees, during a Calendar Quarter in which such Combination Product is sold, the average Net Sales per unit sold in the above described equation shall be replaced with Zai’s and TPTX’s mutual written agreement of the fair market value of the Licensed Component and each of the Other Component(s) included in such Combination Product.

1.81. “Net Sales Milestone Event” shall have the meaning set forth in Section 9.3(a).

1.82. “Net Sales Milestone Payment” shall have the meaning set forth in Section 9.3(a).

1.83. “NMPA” means the National Medical Products Administration, formerly known as the China Food and Drug Administration, and local or provincial counterparts thereto, and any successor agency(ies) or authority thereto having substantially the same function.

1.84. [***]

1.85. “NSCLC” shall have the meaning set forth in Section 9.2(a).

1.86. “Other Component” shall have the meaning set forth in Section 1.20.

1.87. “Party” or “Parties” shall have the meaning set forth in the preamble to this Agreement.

1.88. “Patent Prosecution” means the responsibility and authority for (a) preparing, filing and prosecuting applications (of all types) for any Patent (including any decision whether to file a further divisional application), (b) managing any interference, opposition, re-issue, reexamination, invalidation proceedings, revocation, nullification, or cancellation proceeding relating to the foregoing, (c) deciding to abandon Patent(s), (d) listing in regulatory publications (as applicable), (e) patent term extension, and (f) settling any interference, opposition, revocation, nullification or cancellation proceeding.

1.89. “Patents” means (a) all national, regional and international patents and patent applications, including any provisional patent application, (b) any patent application claiming priority from such patent application or provisional patent applications, including divisions, continuations, continuations-in-part, additions, (c) any patent that has issued or in the future issues from any of the foregoing patent applications, including any utility or design patent or certificate of invention, and (d) re-issues, renewals, extensions, substitutions, re-examinations or restorations, registrations and revalidations, and supplementary protection certificates and equivalents to any of the foregoing.

1.90. “Person” means any individual, sole proprietorship, corporation, joint venture, limited liability company, partnership, limited partnership, limited liability partnership, trust or any other private, public or governmental entity.

1.91. “Pharmacovigilance Agreement” shall have the meaning set forth in Section 6.9(a).

1.92. “PRC” means the People’s Republic of China, which for the purposes of this Agreement shall exclude Hong Kong, Macau, and Taiwan.

1.93. “Primary Indication” means any of the following Indications: [***].

1.94. “Prime Rate” means for any day a per annum rate of interest equal to the “prime rate,” as published in the “Money Rates” column of The Wall Street Journal, from time to time, or if for any reason such rate is no longer available, a rate equivalent to the base rate on corporate loans posted by at least percent (70%) of the ten largest U.S. banks.

1.95. “Product” means any pharmaceutical preparation containing the Licensed Compound as an active ingredient, in any formulation or dosage form.

1.96. “Product Infringement” shall have the meaning set forth in Section 13.4(a).

1.97. “Product Marks” shall have the meaning set forth in Section 8.4.

1.98. “Product Specifications” means the specifications of the Product to be agreed by the Parties in the Supply Agreement.

1.99. “Public Official” shall have the meaning set forth in Section 11.5(d).

1.100. “Quality Agreement” shall have the meaning set forth in Section 7.2.

1.101. “Receiving Party” shall have the meaning set forth in Section 10.1(a).

1.102. “Regulatory Approval” means, with respect to a Product in a region or a country, the approvals from the necessary Governmental Authority to import, market and sell such Product in such region (but excluding pricing approvals and reimbursement approvals).

1.103. “Regulatory Approval Application” means a New Drug Approval Application or Biologics License Application (each, as defined in the U.S. Federal Food, Drug and Cosmetic Act (21 U.S.C. §301 et seq.), as amended from time to time) in the U.S., or any corresponding application for approval to market or sell a product in any country, region or jurisdiction in the Territory.

1.104. “Regulatory Authority” means any applicable Governmental Authority responsible for granting Regulatory Approvals for Products, including the NMPA, and any corresponding national or regional regulatory authorities.

1.105. “Regulatory Submissions” means any filing, application, or submission with any Regulatory Authority, including authorizations, approvals or clearances arising from the foregoing, including Regulatory Approvals, and all correspondence or communication with or from the relevant Regulatory Authority, as well as minutes of any material meetings, telephone conferences or discussions with the relevant Regulatory Authority, in each case, with respect to a Product.

1.106. “Remedial Action” shall have the meaning set forth in Section 6.11.

1.107. “Replacement Site” shall have the meaning set forth in Section 5.7.

1.108. “Retained Rights” shall have the meaning set forth in Section 2.2.

1.109. “Royalty Payment” shall have the meaning set forth in Section 9.4(a).

1.110. “Royalty Term” shall have the meaning set forth in Section 9.4(b).

1.111. “Sole Invention” shall have the meaning set forth in Section 13.1(b).

1.112. “Sublicensee” means a Third Party or Zai’s Affiliate who was granted a sublicense by Zai under the licenses granted in Section 2.1. For clarity, a Third Party who was granted a sublicensee by a Sublicensee shall also be deemed a Sublicensee.

1.113. “Supply Agreement” shall have the meaning set forth in Section 7.2.

1.114. “Tax” or “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including any interest thereon). For the avoidance of doubt, Taxes includes VAT.

1.115. “Term” shall have the meaning set forth in Section 14.1(a).

1.116. “Territory” means the PRC, Hong Kong, Macau, and Taiwan (which for purposes of this Agreement shall each be deemed a region).

1.117. “Third Party” means an entity other than (a) Zai and its Affiliates or (b) TPTX and its Affiliates.

1.118. [***]

1.119. [***]

1.120. “TPTX” shall have the meaning set forth in the preamble of this Agreement.

1.121. “TPTX Acquirer” shall have the meaning set forth in Section 8.7.

1.122. “TPTX Acquirer ROFN” shall have the meaning set forth in Section 8.7.

1.123. “TPTX Acquirer ROFN Exercise Notice” shall have the meaning set forth in Section 8.7.

1.124. “TPTX Acquirer ROFN Negotiation Period” shall have the meaning set forth in Section 8.7.

1.125. “TPTX Indemnitee(s)” shall have the meaning set forth in Section 12.1.

1.126. “TPTX Product Marks” shall have the meaning set forth in Section 8.4.

1.127. “TPTX ROFN” shall have the meaning set forth in Section 2.7.

1.128. [***]

1.129. “TPTX ROFN Exercise Notice” shall have the meaning set forth in Section 2.7.

1.130. “TPTX ROFN Exercise Period” shall have the meaning set forth in Section 2.7.

1.131. “TPTX ROFN Expiration” shall have the meaning set forth in Section 2.7.

1.132. “TPTX ROFN Negotiation Period” shall have the meaning set forth in Section 2.7.

1.133. “TPTX ROFN Offer Notice” shall have the meaning set forth in Section 2.7.

1.134. [***]

1.135. “Transition Period” shall have the meaning set forth in Section 14.9(b)(iv).

1.136. “U.S. Dollars” or “$” means United States dollars, the lawful currency of the United States.

1.137. “Upfront Payment” shall have the meaning set forth in Section 9.1.

1.138. “Valid Claim” means (a) a claim of an issued and unexpired Patent included within the Licensed Patents (including any Patent covering an Improvement and any Joint Patents in the Territory) that (i) covers the Licensed Compound or the Product (including the composition of matter, formulation, or method of packaging or labelling or use thereof) in the Territory that (ii) has not been permanently revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, which decision is not appealable or is not appealed within the time allowed for appeal, and has not been abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise or (b) a claim of a pending patent application included within the Licensed Patents (including any Patent covering an Improvement and any Joint Patent) in the Territory that (1) would cover the Licensed Compound or Product (including the composition of matter, formulation, or method of packaging or labelling or use thereof) in the Territory if such claim was to issue, (2) has not been pending for more than [***] years from its earliest priority date, and (3) (A) has not been cancelled, withdrawn or abandoned or (B) finally rejected by an administrative agency action from which no appeal can be taken or that has not been appealed within the time allowed for appeal.

1.139. “VAT” means value-added taxes or other similar taxes.

1.140. “Withholding Income Taxes” shall have the meaning set forth in Section 9.8(b).

1.141. “Withholding Taxes” shall have the meaning set forth in Section 9.8(b).

1.142. “Withholding VAT Taxes” shall have the meaning set forth in Section 9.8(a).

1.143. “Zai” shall have the meaning set forth in the preamble of this Agreement.

1.144. “Zai Indemnitee(s)” shall have the meaning set forth in Section 12.2.

1.145. “Zai IP” means any and all Know-How and Patents Controlled by Zai or its Affiliates (a) as of the Effective Date or (b) at any time during the Term that are, in each case, (i) not Improvements and (ii) necessary or reasonably useful for the Development, Manufacture, use or Commercialization of the Licensed Compound or any Product.

1.146. “Zai Patents” shall have the meaning set forth in Section 13.3(b).

1.147. “Zai Pipeline Product” shall have the meaning set forth in Section 2.7.

ARTICLE 2

LICENSES; NON-COMPETE; TPTX ROFN

2.1. License Grant to Zai. Subject to the terms and conditions of this Agreement, TPTX hereby grants to Zai, during the Term, (a) an exclusive, royalty-bearing license, with the right to grant sublicenses (solely in accordance with Section 2.3), under the Licensed Technology to Develop, register, use, sell, offer for sale, import and otherwise Commercialize the Products in the Field in the Territory; and (b) a non-exclusive, royalty-bearing license, with the right to grant sublicenses (solely in accordance with Section 2.3), under the Licensed Technology to package or have packaged, and label or have labeled the Products in the Field in and outside the Territory, solely to support the Development, use, sale, offer for sale, import or other Commercialization of the Products in the Field in the Territory. For clarity, (i) the licenses granted by TPTX to Zai under this Section 2.1 shall not include any right or license to any product containing any of TPTX’s proprietary compounds other than the Licensed Compound, and (ii) the licenses granted under this Section 2.1 do not include any right to Manufacture or to have Manufactured the Licensed Compound or Products, except for Zai’s non-exclusive right to package and label the Licensed Compound and Product in accordance with Section 2.1(b).

2.2. TPTX Retained Rights. Notwithstanding anything to the contrary in this Agreement, TPTX hereby expressly retains, on behalf of itself (and its Affiliates, other licensees, and sublicensees) (a) all rights under the Licensed Technology to fulfill, either itself, its Affiliates or through subcontractors, TPTX’s obligations under this Agreement; (b) the exclusive rights to Develop, Manufacture or have Manufactured (subject to Zai’s non-exclusive right to package and label the Licensed Compound and Product outside the Territory in accordance with Section 2.1(b)), use, sell, offer for sale, import and otherwise Commercialize the Licensed Compound and Products outside the Territory; and (c) (i) subject to and in accordance with Section 5.4, [***] (including through the conduct of Global Studies by TPTX pursuant to Section 5.4) (the “Retained Rights”); provided that upon Zai’s reasonable request, TPTX shall perform any research activity that is necessary or reasonably useful for the Development of or obtaining the Regulatory Approval for the Product in the Territory in accordance with the Clinical Development Plan or as otherwise proposed by Zai and thereafter approved by the JDC at Zai’s cost. In the event that TPTX wishes to exercise its Retained Rights [***]. For the avoidance of doubt, the Retained Rights shall exclude the right under the Licensed Technology to Commercialize the Licensed Compound or Products in the Field in the Territory during the Term, and TPTX, its Affiliates and licensees of rights to the Licensed Compound or Products (other than Zai and its Affiliates and Sublicensees) shall not undertake such Commercialization of the Licensed Compound or Products in the Field in the Territory without Zai’s express prior written consent.

2.3. Right to Sublicense.

(a) General. Zai shall have the right to grant sublicenses under the licenses granted in Section 2.1 to: (i) its Affiliates without TPTX’s consent or approval; and (ii) any Third Party only with TPTX’s prior written consent (not to be unreasonably withheld, delayed or conditioned). Zai shall remain primarily responsible for all of its obligations under this Agreement that have been delegated or sublicensed to any Sublicensee and shall be liable for (1) its Sublicensee’s conduct that is prohibited under this Agreement, and (2) its Sublicensee’s breach of this Agreement which shall be deemed a breach of this Agreement as if Zai had itself conducted the action or inaction that contributed to the breach of this Agreement; provided that Zai shall have the right to cure, if curable, such breach on behalf of such Sublicensee within [***] days following the receipt of notice of such breach.

(b) Restrictions. Zai shall not grant a sublicense to any Third Party that has been debarred or disqualified by any Governmental Authority or is subject to any proceedings, sanctions or fines under any Anti-Corruption Law. Zai shall ensure, prior to engaging any Third Party as a Sublicensee that such Third Party is subject to written agreements containing terms and conditions that: (i) require each such Sublicensee to protect and keep confidential any Confidential Information of the Parties, including in accordance with ARTICLE 10; (ii) provide TPTX with the right to audit (either by itself or through Zai or Zai’s designee) the books and records of each such Sublicensee in accordance with this Agreement (including pursuant to Sections 6.10, 9.6(b), 9.6(d), and 11.5(a)(iv)); (iii) do not impose any payment obligations or liability on TPTX; and (iv) are otherwise consistent with the terms of this Agreement. Zai shall provide a copy of the complete executed agreement with each Sublicensee to TPTX; provided that Zai shall be permitted to redact commercially sensitive economic terms of any such agreement which terms are not necessary for TPTX to confirm Zai’s compliance with its obligations hereunder.

2.4. License Grant to TPTX. Subject to the terms and conditions of this Agreement, Zai hereby grants to TPTX a perpetual, fully paid-up and royalty free, and sublicenseable (in multiple tiers) license under Zai IP to exercise its Retained Rights, which shall be exclusive with respect to the Retained Rights in Section 2.2(b) and (c)(ii) and non-exclusive with respect to all other Retained Rights.

2.5. No Implied Licenses; Negative Covenant. Except as set forth herein, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, under any Know-How, trademarks, Patents of the other Party. Each Party shall not, and shall not permit any of its Affiliates or sublicensees to, practice any Patent or Know-How licensed to it by the other Party outside the scope of the licenses granted to it under this Agreement.

2.6. Exclusivity.

(a) Non-Compete.

(i) During the Term, except as provided in Section 2.6(b) below or otherwise expressly contemplated under this Agreement, Zai shall not, and shall cause its Affiliates, licensees, Sublicensees to not, engage in (independently or for or with any Third Party) any Development, Manufacture or Commercialization in or outside the Territory of any Competing Product other than the Licensed Compound and Products as permitted under this Agreement.

(ii) During the Term, except as provided in Section 2.6(b) below or otherwise expressly contemplated under this Agreement, TPTX shall not, and shall cause its Affiliates, and its licensees and sublicensees with respect to the Licensed Compound or Products to not, engage in (independently or for or with any Third Party) any Development, Manufacture or Commercialization in the Territory of any Competing Product other than the Licensed Compound and Products as permitted under the Retained Rights, except that TPTX may, and may allow its Affiliates and such licensees and sublicensees, to Manufacture or have Manufactured any Competing Product in the Territory solely to support the Development, Manufacture, use sale, offer for sale, import and other Commercialization of any Competing Product outside of the Territory.

(b) Change of Control; Acquisition.

(i) Change of Control of a Party. In the event that a Party or any of its Affiliates undergoes a Change of Control with a Third Party (an “Acquirer”), the restrictions set forth in Section 2.6(a) shall not apply to (1) any activities that would otherwise constitute a breach of Section 2.6(a), including a Competing Product that is being Developed, Manufactured, registered or Commercialized (collectively, “Competing Activities”), being performed by the Acquirer or its Affiliates at the closing of the applicable transaction, or (2) any Competing Activities undertaken after the closing of the Change of Control transaction by an Acquirer or its Affiliates (other than such Party or any of its Affiliates existing prior to the closing of such transaction), in each case of (1) and (2) as long as [***].

(ii) Acquisition of a Third Party by a Party. In the event that either Party or any of its Affiliates that is subject to the restrictions set forth in Section 2.6(a) merges or consolidates with, or otherwise acquires a Third Party (whether such transaction occurs by way of a sale of assets, merger, consolidation or similar transaction) (an “Acquired Party”) that is performing any Competing Activities at the closing of such transaction, the other Party shall have the right to terminate this Agreement with immediate effect upon written notice to such Party at any time after [***] months following such closing unless by the end of such [***] month period, such Party or such Party’s Acquired Party has (1) divested, or caused their respective Affiliate to have divested, whether by license or otherwise, its interest in the corresponding Competing Products or (2) terminated the corresponding performance of any Competing Activities with respect to the corresponding Competing Products, and provide the other Party with written confirmation of such divestment or termination. In the event such Party, after receiving such written notice from the other Party, in good faith disputes the existence of such Competing Activities, then such termination shall not become effective unless and until such dispute is resolved with a determination that such Competing Activities exist.

2.7. TPTX’s Right of First Negotiation. During the [***] day period following the Effective Date, Zai will provide [***]. TPTX will [***], with such notice to be given [***,] the “Zai Pipeline Product”). For the avoidance of doubt, nothing contained herein shall obligate or require Zai to [***], and TPTX acknowledges and agrees that [***] and in such event, the Zai Pipeline Product will be [***]. Subject to the terms and conditions of this Agreement, Zai hereby grants to TPTX a right of first negotiation for an exclusive license to Develop and Commercialize the Zai Pipeline Product outside the Territory (the “TPTX ROFN”) as follows: (a) [***]; (b) upon [***], Zai shall promptly provide TPTX with written notice [***] (the “TPTX ROFN Offer Notice”); (c) TPTX shall thereafter have [***] days following the date of TPTX’s receipt of such TPTX ROFN Offer Notice (the “TPTX ROFN Exercise Period”) to exercise the TPTX ROFN by providing Zai with written notice of its intent to obtain a license to the Zai Pipeline Product outside the Territory (the “TPTX ROFN Exercise Notice”); (d) if TPTX delivers such TPTX ROFN Exercise Notice prior to the expiration of the TPTX ROFN Exercise Period, TPTX shall have the exclusive right to negotiate with Zai, and the Parties shall negotiate in good faith, for a period of up to [***] days from the date of the TPTX ROFN Exercise Notice (or any additional period of time if mutually agreed in writing by the Parties) (the “TPTX ROFN Negotiation Period”) the terms and conditions of such license; and (e) if (i) TPTX does not provide Zai with a TPTX ROFN Exercise Notice prior to the expiration of the TPTX ROFN Exercise Period or (ii) TPTX provides Zai with a TPTX ROFN Exercise Notice prior to the expiration of the TPTX ROFN Exercise Period and the Parties fail to enter into a definite agreement regarding the terms and conditions with respect to such license prior to the expiration of the TPTX ROFN Negotiation Period, (1) the TPTX ROFN shall automatically expire on the applicable expiration date (the “TPTX ROFN Expiration”), which, with respect to the TPTX ROFN Exercise Period, shall be the last day of the TPTX ROFN Exercise Period, and with respect to the TPTX ROFN Negotiation Period, shall be the last day of the TPTX ROFN Negotiation Period; and (2) Zai shall be free to enter into a license agreement with a Third Party for the Development and Commercialization of such Zai Pipeline Product and Zai shall not have any further obligations to TPTX under this Section 2.7. Notwithstanding anything to the contrary, (w) the TPTX ROFN shall automatically expire, and Zai shall not have any further obligations to TPTX under this Section 2.7, upon [***], (w) the TPTX ROFN shall only apply to [***] in accordance with the foregoing, and [***] shall not be subject to the TPTX ROFN and Zai shall not have any further obligations to TPTX under this Section 2.7 with respect thereto; (x) the TPTX ROFN shall automatically expire and Zai shall not have any further obligations to TPTX under this Section 2.7 if [***]; (y) the TPTX ROFN only applies to the Zai Pipeline Product and not to any other Zai compounds or products; and (z) nothing in this Section 2.7 shall prevent Zai from negotiating or completing any transaction for the sale of all or substantially all of Zai’s business or assets (including the Zai Pipeline Product), whether by merger, sale of stock, sale of assets or otherwise, and the TPTX ROFN shall not apply to such transaction.

ARTICLE 3

GOVERNANCE

3.1. Alliance Managers. Within [***] days following the Effective Date, each Party shall appoint (and notify the other Party of the identity of) a representative having the appropriate qualifications (including a general understanding of pharmaceutical Development and Commercialization issues) to act as its alliance manager regarding Development, Manufacture and Commercialization of the Products in the Territory under this Agreement (the “Alliance Manager”). The Alliance Managers shall serve as the primary contact points between the Parties regarding the Product Development, Manufacture and Commercialization activities in the Territory contemplated under this Agreement. The Alliance Managers shall (a) facilitate the flow of information; (b) otherwise promote communication, coordination and collaboration between the Parties by providing single point communication for seeking consensus both internally within each Party’s respective organization, including facilitating review of external corporate communications, and raising cross-Party or cross-functional disputes in a timely manner; and (c) manage the JSC and JDC meetings by (i) calling meetings of the JSC and JDC; (ii) preparing and issuing minutes of each such meeting within ten (10) Business Days thereafter; and (iii) preparing and circulating an agenda for the upcoming meeting, in each case at the direction of and in consultation with the then-current chairperson. Each Party may replace its Alliance Manager by written notice to the other Party.

3.2. Joint Steering Committee.

(a) Formation. Within [***] days after the Effective Date, the Parties shall establish a joint steering committee (the “JSC”) to cooperate, coordinate, integrate and monitor the Development and Commercialization of the Products in the Field in the Territory under this Agreement. Each Party shall appoint [***] representatives (or such other equal number of representatives as agreed by the Parties in writing) to the JSC, each of whom shall be an officer or employee of the applicable Party having sufficient seniority within such Party to make decisions arising within the scope of the JSC’s responsibilities. Each Party may replace its JSC representatives upon written notice to the other Party; provided that the Parties shall use reasonable efforts not to make changes to such representatives during the first [***] months after establishment of the JSC. Upon the JSC’s establishment, a representative from Zai shall act as the chairperson of the JSC. Once a year, the role of chairperson shall rotate between the Parties. The chairperson shall not have any greater authority than any other representative of the JSC.

(b) Role. The JSC shall (i) provide a forum for the discussion of the Parties’ activities under this Agreement; (ii) review and discuss the overall strategy for the Commercialization of the Product in the Field in the Territory; (iii) overseeing the activities of the JDC, resolving any matter as to which the JDC has authority but cannot reach agreement, including approving the Clinical Development Plan or any amendment thereto, as applicable, and reviewing, discussing and approving any changes in the scope or direction of the Development work with Products in the Territory to be performed by Zai under this Agreement that would be a material deviation from the Clinical Development Plan, whether or not approved by the JDC; (iv) review and discuss the Commercialization Plan and amendments thereto; (v) establish subcommittees as necessary or advisable to further the purpose of this Agreement; and (vi) perform such other functions as expressly set forth in this Agreement or allocated to it by the Parties’ written agreement.

(c) Limitation of Authority. The JSC shall only have the powers expressly assigned to it in this ARTICLE 3 and elsewhere in this Agreement and shall not have the authority to: (i) modify or amend the terms and conditions of this Agreement; (ii) waive either Party’s compliance with the terms and conditions of this Agreement; (iii) determine any such issue in a manner that would conflict with the express terms and conditions of this Agreement; (iv) make any decisions related to, or determine, approve or oversee the initiation, suspension, cessation, conduct, strategy, implementation of or other matters related to, any Global Study; or (v) impose any other obligations on either Party without the prior written consent of such Party.

(d) Meetings. The JSC shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than once every [***] months. Each Party may call additional ad hoc JSC meetings as the needs arise with reasonable advance notice to the other Party. Meetings of the JSC may be held in person, by audio or video teleconference; provided that at least [***] of the JSC shall be held in person unless otherwise agreed by the Parties. In-person JSC meetings shall be held at locations selected alternately by the Parties. Each Party shall be responsible for such Party’s expenses of participating in the JSC meetings. No action taken at any JSC meeting shall be effective unless at least [***] are participating in such JSC meeting.

(e) Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants relevant to items on the issued agenda, in addition to its representatives, to attend the JSC meetings in a non-voting capacity; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide prior written notice to the other Party. Such Party shall also ensure that such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement.

(f) Decision-Making. All decisions of the JSC shall be made by unanimous vote, with TPTX’s representatives collectively having one (1) vote and Zai’s representatives collectively having one (1) vote. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JSC, the JSC cannot reach a decision as to such matter within [***] days after such matter was brought to the JSC for resolution, such matter shall be referred by the Parties’ Alliance Managers to the Chief Executive Officer of TPTX (or a senior officer designated by the Chief Executive Officer of TPTX) and the Chief Executive Officer of Zai (or a senior officer designated by the Chief Executive Officer of Zai) (the “Executive Officers”) for resolution. [***].

(g) Exchange of Information. The Parties shall cooperate to exchange information through the JSC with respect to Product Commercialization and medical affairs activities conducted by each Party and their Affiliates, in the case of Zai its Sublicensees, and in the case of TPTX its licensees of rights to Products outside the Territory to the extent permitted by such licensees.

3.3. Joint Development Committee.

(a) Formation. In accordance with Section 3.2(b)(v), the Parties shall establish a subcommittee to review and oversee the Development of the Product(s) in the Territory and to coordinate the Parties’ activities under this Agreement with respect to the Development of such Product(s) (the “JDC”) within [***] days after the establishment of the JSC by each Party appointing [***] representatives (or such other equal number of representatives as agreed by the Parties in writing) to the JDC, each of which shall have sufficient seniority and relevant expertise to make decisions within the scope of the JDC’s responsibilities. The JDC may change its size from time to time by mutual consent of the Parties; provided that the JDC shall consist at all times of an equal number of representatives of each Party. Each Party may at any time replace any one or more of its JDC representatives upon written notice to the other Party; provided that the Parties shall use reasonable efforts not to make changes to such representatives during the first [***] months after establishment of the JDC. A member of the JDC may also be a member of the JSC or any other subcommittee established by the JSC if so desired by the Party who appoints such member.

(b) Role. The JDC shall (i) provide a forum for the discussion of the Parties’ Product Development activities under this Agreement and status of Regulatory Submissions and Regulatory Approvals in the Territory; (ii) review, discuss and approve the Clinical Development Plan and amendments thereto; (iii) report safety issues of the Products to Regulatory Authorities; (iv) review data generated from the Clinical Trials of the Products in and outside the Territory; and (v) perform such other functions as expressly set forth in this Agreement or allocated to it by the Parties’ written agreement.

(c) Limitation of Authority. The JDC shall only have the powers expressly assigned to it in this ARTICLE 3 and elsewhere in this Agreement and shall not have the authority to: (i) modify or amend the terms and conditions of this Agreement; (ii) waive either Party’s compliance with the terms and conditions of this Agreement; (iii) determine any such issue in a manner that would conflict with the express terms and conditions of this Agreement; (iv) make any decisions related to, or determine, approve or oversee the initiation, suspension, cessation, conduct, strategy, implementation of or other matters related to any Global Study; or (v) impose any other obligations on either Party without the prior written consent of such Party.

(d) Meetings. The JDC shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than [***] until the date when Zai first receives a Regulatory Approval for the Product in the PRC. Thereafter, the JDC shall hold meeting no less frequently than once every [***] months. JDC meetings shall be held adjacently to JSC meetings to the extent possible. Each Party may call additional ad hoc JDC meetings as the needs arise with reasonable advance notice to the other Party. Meetings of the JDC may be held in person, by audio or video teleconference; provided that at least [***] of the JDC shall be held in person unless otherwise agreed by the Parties. In-person JDC meetings shall be held at locations selected alternately by the Parties. Each Party shall be responsible for such Party’s expenses of participating in the JDC meetings. No action taken at any JDC meeting shall be effective unless at least [***] representatives of each Party are participating in such JDC meeting.

(e) Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants relevant to items on the issued agenda, in addition to its representatives, to attend the JDC meetings in a non-voting capacity; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide prior written notice to the other Party. Such Party shall also ensure that such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement.

(f) Decision-Making. All decisions of the JDC shall be made by unanimous vote, with TPTX’s representatives collectively having one (1) vote and Zai’s representatives collectively having one (1) vote. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JDC, the JDC cannot reach a decision as to such matter within [***] days after such matter was brought to the JSC for resolution, such matter shall be referred by the Parties’ Alliance Managers to the JSC for resolution in accordance with Section 3.2(f).

(g) Exchange of Information. The Parties shall cooperate to exchange information through the JDC and otherwise as reasonably requested by the other Party with respect to Product Development activities conducted by each Party and their Affiliates, in the case of Zai its Sublicensees, and in the case of TPTX its licensees of rights to Products outside the Territory to the extent permitted by such licensees. Such exchange shall include summaries of information relating to Product Development activities of each Party, including all Clinical Trials of the Products, IND and Regulatory Approval Application filings for all indications for the Products. For Clinical Trials of a Product that may be used to support Regulatory Approval for such Product in the other Party’s territory (including Global Studies), such exchange shall also include all data, results and analyses as reasonably requested by a Party, and the other Party shall have the right to use such data and results for the purpose of obtaining and maintaining Regulatory Approval for the Product in its territory.

3.4. Withdrawal. At any time during the Term and for any reason, TPTX shall have the right to withdraw from participation in the JSC or JDC upon written notice to Zai, which notice shall be effective immediately upon receipt. Following the issuance of a withdrawal notice and subject to this Section 3.4, TPTX’s representatives to the applicable committee shall not participate in any meetings of such committee. If, at any time following the issuance of a withdrawal notice, TPTX wishes to resume participation in the applicable committee, TPTX shall notify Zai in writing, and thereafter, TPTX’s representatives to such committee shall be entitled to attend any subsequent meeting of such committee and to participate in the activities of, and decision-making by, such committees as provided in this ARTICLE 3 as if a withdrawal notice had not been issued by TPTX. Following TPTX’s issuance of a withdrawal notice, unless and until TPTX resumes participation in the applicable committee in accordance with this Section 3.4 (a) all meetings of the applicable committee will be held at Zai’s facilities; and (b) TPTX shall have the right to continue to receive the minutes of such committee meetings, but shall not have the right to approve the minutes for any meeting of such committee held after TPTX’s issuance of a withdrawal notice.

ARTICLE 4

DEVELOPMENT TECHNOLOGY TRANSFERS

4.1. Access to Licensed Know-How. TPTX shall provide or make available to Zai all Licensed Know-How which exists as of the Effective Date, which provision or access shall occur in a manner and following a reasonable schedule proposed by TPTX and agreed by the JDC (to be completed within [***] days after the Effective Date or such later time as agreed by the JDC). During the Term, TPTX shall provide or make available Zai with additional Licensed Know-How, to the extent that such Licensed Know-How comes to TPTX’s attention (or is reasonably requested by Zai) and has not previously been provided or made available to Zai.

4.2. Assistance by TPTX. At Zai’s reasonable request, TPTX shall cooperate with Zai to provide reasonable technical assistance in connection with (a) the transfer to Zai of the Development of Products in the Territory and (b) the seeking of Regulatory Approval for Products in the Territory. Upon Zai’s request for any reasonable technical assistance, TPTX shall provide Zai with such reasonable technical assistance [***].

ARTICLE 5

DEVELOPMENT

5.1. Diligence and Responsibilities. Zai shall be primarily responsible for, and shall use Commercially Reasonable Efforts to conduct, all Development activities of the Products in the Field in the Territory in accordance with the Clinical Development Plan at Zai’s sole cost subject to Section 5.4(b). Zai shall perform such obligations under the Clinical Development Plan in a professional manner, and in compliance in all respects with the Clinical Development Plan and the requirements of Applicable Laws, GCP and cGMP. Changes in the scope or direction of the Development work under this Agreement that would be a material deviation from the Clinical Development Plan must be approved by the JSC as set forth in Section 3.2(b); provided that any change with respect to Joint Global Studies shall be consistent with the Joint Global Studies as set forth in the Global Development Plan.

5.2. Clinical Development Plan. The Parties shall undertake the Development of the Products in a collaborative and efficient manner in accordance with this ARTICLE 5. The Development of the Products relating to the Territory under this Agreement shall be governed by a written clinical development plan, as revised from time to time in accordance with this Section 5.2 (the “Clinical Development Plan”). The Clinical Development Plan shall include (a) an outline of Clinical Trials to be conducted by Zai in the Territory, including the Local Studies and Joint Global Studies; and (b) the material activities to be performed by the Parties to obtain the Regulatory Approvals for the Products in the Territory and to support the Joint Global Studies. The Clinical Development Plan shall contain in reasonable detail the major Development activities and the projected timelines for conducting such activities, including activities designed to achieve Regulatory Approvals for the Products in the Territory. As of the Effective Date, the Parties have agreed to an initial Clinical Development Plan, which is attached hereto as Schedule 5.2. From time to time, [***,] Zai shall propose updates or amendments, if any, to the Clinical Development Plan in consultation with TPTX and submit such proposed updated or amended plan to the JDC for review, discussion and approval. In accordance with Section 3.3(b), the JDC shall review, discuss and approve any updates or amendments to the Clinical Development Plan; provided [***]. Zai may propose to [***]. For the avoidance of doubt, any proposed [***].

5.3. Local Study. Zai shall use Commercially Reasonable Efforts, be solely responsible for and have decision-making authority for performance of any Local Study (including handling relevant Regulatory Submissions for any Local Studies in the Territory at its own cost, as applicable, in accordance with ARTICLE 6); provided [***]. Each Local Study conducted in the Territory shall be conducted in accordance with the Clinical Development Plan, the study protocol approved by any relevant Regulatory Authority, and Applicable Laws in the Territory.

5.4. Global Study.

(a) General. TPTX may initiate, suspend, or cease a Global Study for any Product for any Indication. TPTX’s global Development of Products will be conducted pursuant to a written development plan, as amended from time to time by TPTX, subject to this Section 5.4 with respect to participation by Zai (the “Global Development Plan”). The Global Development Plan in effect as of the Effective Date, a copy of which TPTX has provided to Zai and also attached hereto as Schedule 5.4(a), identifies Global Studies that are planned to include clinical sites for Clinical Trials in the Territory (the “Existing Global Studies”). [***.] If TPTX amends the Global Development Plan after the Effective Date, [***].

(b) Zai (i) shall participate in the Existing Global Studies by coordinating clinical trial sites in the Territory and enrolling the percentage of the subjects for such Existing Global Studies as specified in the Global Development Plan existing as of the Effective Date, and (ii) may, in its sole discretion, agree to participate in a Global Study presented by TPTX other than any Existing Global Study (each of the Existing Global Studies and any such agreed Global Studies, a “Joint Global Study”). The Joint Global Studies that are Existing Global Studies are listed in Schedule 5.4(b). Zai shall be responsible for all activities (if any) associated with conducting each Joint Global Study in the Territory set forth in the Global Development Plan existing as of the Effective Date and each additional Joint Global Study as outlined in the plan for such Joint Global Study as mutually agreed by the Parties and any additional Joint Global Study so agreed between the Parties shall be included in an amendment to the Global Development Plan. Zai shall use Commercially Reasonable Efforts to [***].

(c) Zai, itself or with or through any other of its Affiliates or Sublicensees, shall, in accordance with [***]. For any Joint Global Study, Zai shall be responsible for all costs incurred by or on behalf of Zai in the performance of such Joint Global Study in the Territory (except to the extent of assistance provided by TPTX without additional charge in accordance with Section 4.2), and TPTX shall be responsible for all other costs incurred for or in connection with such Joint Global Study.

(d) If Zai elects not to participate in any Global Study presented by TPTX (other than Existing Global Studies in which Zai will be participating) by notifying TPTX in writing of such election not to participate (or by failing to notify TPTX in writing of its election to participate) within [***] days after the date of TPTX’s presentation of such Global Study to the JDC, TPTX may conduct such Global Study in the Territory at its sole cost, but in conducting such Global Study, the Parties shall coordinate the Parties’ Development activities for the Product(s) in the Territory; provided, however, that [***].

5.5. Development Reports. The status, progress and results of Zai’s Development activities under this Agreement shall be discussed at meetings of the JDC. At least [***] Business Days before each regularly scheduled JDC meeting, Zai shall provide the JDC with a written report detailing its Product Development activities and the results thereof, covering subject matter at a level of detail reasonably requested by TPTX and sufficient to enable TPTX to determine Zai’s compliance with its obligations pursuant to Section 5.1 to Section 5.4. Through the JDC, each Party shall keep the other Party reasonably informed on the Development of the Product conducted by or on behalf of such Party. In addition, each Party shall make available to the other Party such additional information about its Development activities with Products as may be reasonably requested by the other Party from time to time. All updates and reports provided by a Party pursuant to this Section 5.5 shall be the Confidential Information of such Party.

5.6. Records. Each Party shall maintain appropriate records in either tangible or electronic form of all significant Development, packaging or labeling, Manufacture (in the case of Zai, after the Manufacturing Technology Transfer), regulatory or Commercialization of a Product, in each case in accordance with its usual documentation and record retention practices. Such records shall be in sufficient detail to properly reflect, in a good scientific manner, all significant work done, and the results of studies and trials undertaken and, further, shall be at a level of detail appropriate for patent and regulatory purposes. Each Party shall document all non-clinical studies and Clinical Trials in formal written study reports according to Applicable Laws and national and international guidelines. Upon a Party’s reasonable request, the other Party shall, and shall cause its Affiliates and, in the case of Zai, Sublicensees, to provide to the first Party copies of such records of Development, packaging or labeling, Manufacture (in the case of Zai, after the Manufacturing Technology Transfer), regulatory and Commercialization activities to the extent necessary for the Development, packaging or labeling, Manufacture (in the case of Zai, after the Manufacturing Technology Transfer), and Commercialization of the Product in the other Party’s territory, including for regulatory and patent purposes. All such records, reports, information and data of a Party provided to the other Party shall be the Confidential Information of the providing Party.

5.7. Clinical Trial Audits. TPTX or its representatives may conduct an audit of Zai, its Affiliates, or any Sublicensees or subcontractors, and all Clinical Trial sites engaged by Zai or its Affiliates or Sublicensees or subcontractors to perform Zai’s obligations under any Clinical Development Plan, in each case, to ensure that the applicable Clinical Trials are conducted in compliance with the Clinical Development Plan, GCP, and Applicable Laws; provided that in the event any such audit of Zai’s subcontractors or Clinical Trial sites engaged by Zai or its Affiliates or Sublicensees or subcontractor requires Zai’s assistance, Zai shall provide TPTX or its representatives with such assistance, to the extent reasonable, including providing personnel of Zai to be present for such audit and producing any documents or authorizations allowing TPTX or its representatives to conduct such audit, to the extent reasonable. TPTX may conduct such audit no more than [***] (unless an additional audit is warranted for cause) upon [***] days’ prior written notice to Zai. No later than [***] days after the completion of such audit, TPTX shall provide Zai with a written summary of TPTX’s findings of any deficiencies or other areas of remediation that TPTX identifies during any such audit. Zai shall use Commercially Reasonable Efforts to respond or remediate any such deficiencies within [***] days following TPTX’s receipt of such report. Without limiting the foregoing, Zai shall have the right to be present at any such audit conducted by TPTX pursuant to this Section 5.7 of any Sublicensees, subcontractors or Clinical Trial sites. With respect to any Clinical Trial in a Joint Global Study in the Territory or Local Study, if the Parties acting reasonably and in good faith agree that any deficiencies with respect to a Clinical Trial site identified pursuant to an audit (each, a “Deficient Site”) may cause a Regulatory Authority to reject or otherwise deem deficient the Clinical Trial data from the conduct of any such Clinical Trial at such Deficient Site, then TPTX shall notify Zai of such Deficient Site and the Parties shall discuss and attempt to agree upon a remediation plan for such Deficient Site. If the Parties cannot agree to such a remediation plan for a Deficient Site, then Zai shall promptly remove such Deficient Site from such Clinical Trial and replace such Deficient Site with a new Clinical Trial site (a “Replacement Site”) in the Territory, and Zai shall be solely responsible for the costs of such replacement (unless not permitted by Applicable Law or for ethical reasons). Any such Replacement Site shall be compliant in all respects with Applicable Law.

ARTICLE 6

REGULATORY

6.1. Zai’s Responsibilities. Zai shall be responsible for (a) all regulatory activities leading up to and including the obtaining of the Regulatory Approval for a Product from the Regulatory Authority on a region-by-region basis in the Territory, at its sole cost and expense, except as set forth in the Global Development Plan and Clinical Development Plan; and (b) hold and maintain all Regulatory Approvals [***]. Subject to the terms and conditions of this Agreement, TPTX shall [***] and Zai shall use Commercially Reasonable Efforts to obtain Regulatory Approvals for Products in the Territory in accordance with the Clinical Development Plan and Zai shall be solely responsible for all costs and expenses incurred in connection with performing such activities in the Territory; provided that TPTX shall [***]. Zai shall keep TPTX promptly informed (and in any event within [***] hours for any significant matter) of regulatory developments related to the Products in the Territory and shall promptly notify TPTX in writing of any decision by any Regulatory Authority in the Territory regarding a Product.

6.2. Review of Regulatory Submissions. Zai shall provide to TPTX for review and comment drafts of all Regulatory Submissions in the Territory for the Products no later than [***] days prior to the planned submission. Zai shall incorporate any comments received from TPTX on such Regulatory Submissions where required under any Applicable Laws and shall consider in good faith any other comments received from TPTX on such Regulatory Submissions. In addition, Zai shall notify TPTX of any material Regulatory Submissions for the Products and any other material documents, comments or other correspondences related thereto submitted to or received from any Regulatory Authority in the Territory and shall provide TPTX with copies thereof as soon as reasonably practicable, but in all events within [***] days after submission or receipt thereof. If any such Regulatory Submission, comment, or correspondence is not in English, then, in addition to a copy thereof in its original language, (a) Zai shall also provide TPTX with an English summary thereof within the corresponding timelines as set forth in this ARTICLE 6 at Zai’s cost; and (b) upon TPTX’s reasonable request, provide TPTX with an English translation thereof at TPTX’s cost.

6.3. Notice of Meetings. Zai shall provide TPTX with notice of any meeting or discussion with any Regulatory Authority in the Territory related to any Product no later than [***] Business Days after receiving notice thereof. Zai shall lead any such meeting or discussion and TPTX or its designee shall have the right, but not the obligation, to attend and participate in any such meeting or discussion unless prohibited or restricted by Applicable Laws or Regulatory Authority. At Zai’s request, TPTX shall reasonably cooperate with Zai in preparing for any such meeting or discussion. If TPTX elects not to attend such meeting or discussion, then Zai shall provide to TPTX a written summary thereof in English promptly following the issuance or approval of the corresponding official minutes by the applicable Regulatory Authority.

6.4. Notice of Regulatory Action. If any Regulatory Authority takes or gives notice of its intent to take any regulatory action with respect to any activity of Zai relating to any Product, then Zai shall notify TPTX of such contact, inspection, or notice or action within [***] Business Days after receipt of such notice (or, if action is taken without notice, within [***] Business Days of Zai becoming aware of such action). TPTX shall have the right to review and comment on any responses to Regulatory Authority that pertain to a Product in the Territory.

6.5. TPTX’s Responsibilities. TPTX shall reasonably cooperate with Zai in obtaining any Regulatory Approvals for a Product in the Territory by providing, to the extent reasonably requested by Zai, access to Regulatory Approvals, Regulatory Submissions, clinical data, and other data, information, and documentation for the Product outside of the Territory pursuant to ARTICLE 4. In addition, upon Zai’s reasonable request, TPTX shall, and shall cause its Affiliates and sublicensees (to the extent permitted in such sublicensees’ agreement with TPTX), to provide to Zai copies of such records of Development, Manufacturing, and Commercialization activities to the extent necessary or reasonably useful to obtain Regulatory Approval of the Product in the Territory. [***].

6.6. No Harmful Actions. If TPTX believes that Zai is taking or intends to take any action with respect to a Product that could have a material adverse impact upon the regulatory status of the Product outside the Territory, TPTX shall have the right to bring the matter to the attention of the JDC and the Parties shall discuss in good faith to resolve such concern. Without limiting the foregoing, unless the Parties otherwise agree: (a) Zai shall not communicate with any Regulatory Authority having jurisdiction outside the Territory, unless so ordered by such Regulatory Authority, in which case Zai shall immediately notify TPTX of such order; and (b) Zai shall not submit any Regulatory Submissions or seek Regulatory Approvals for the Product outside the Territory.

6.7. Notification of Threatened Action. Each Party shall within [***] notify the other Party of any information it receives regarding any threatened or pending action, inspection or communication by any Third Party, which would reasonably be expected to affect the safety or efficacy claims of any Product or the continued marketing of any Product (as to TPTX’s notification obligation, only to the extent it would reasonably be expected to affect the Territory). Upon receipt of such information, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action with respect to the Territory.

6.8. Right of Reference.

(a) Zai hereby grants to TPTX the right of reference to all Regulatory Submissions pertaining to the Product in the Field submitted by or on behalf of Zai or its Affiliates (and all data contained or referenced therein), with the right to grant further rights of reference to TPTX’s licensees with respect to Products. TPTX and its Affiliates (and any licensee to whom it may grant a further right of reference) may use the right of reference to Zai’s Regulatory Submissions in the Field solely for the purpose of seeking, obtaining and maintaining the Regulatory Approval of the Products outside the Territory.

(b) TPTX hereby grants to Zai the right of reference to all Regulatory Submissions pertaining to the Product in the Field submitted by or on behalf of TPTX or its Affiliates (to the extent included in the definition of Licensed Know-How) (and all data contained or referenced therein), subject to Section 5.4(d) as to the Licensed Know-How contained therein, with the right to grant further rights of reference to Sublicensees. Zai and its Affiliates (and any Sublicensee to whom it may grant a further right of reference) may use such right of reference to TPTX’s Regulatory Submissions in the Field solely for the purpose of seeking, obtaining and maintaining the Regulatory Approval of the Products in Field in the Territory.

6.9. Adverse Events Reporting.

(a) Promptly following the Effective Date, but in no event later than [***] days thereafter, Zai and TPTX shall develop and agree to the worldwide safety and pharmacovigilance procedures for the Parties with respect to the Products, such as safety data sharing and exchange, Adverse Events reporting and prescription events monitoring in a written agreement (the “Pharmacovigilance Agreement”). Such agreement shall describe the coordination of collection, investigation, reporting, and exchange of information concerning Adverse Events or any other safety problem of any significance, and product quality and product complaints involving Adverse Events, sufficient to permit each Party, its Affiliates, licensees or sublicensees to comply with its legal obligations. The Pharmacovigilance Agreement shall be promptly updated if required by changes in legal requirements. Each Party hereby agrees to comply with its respective obligations under the Pharmacovigilance Agreement and to cause its Affiliates, licensees and sublicensees to comply with such obligations. To the extent there is any disagreement between this Section 6.9, Section 6.10, or any related definitions and the Pharmacovigilance Agreement, the Pharmacovigilance Agreement shall control with respect to safety matters and this Agreement shall control with respect to all other matters.

(b) Zai shall be responsible for complying with all Applicable Laws governing Adverse Events in the Territory for all Clinical Trials performed by Zai, including the Local Studies and Joint Global Studies, and TPTX shall be responsible for complying with all Applicable Laws covering Adverse Events (i) in the Territory for all Clinical Trials performed by TPTX for the Global Studies that Zai does not participate in and (ii) outside the Territory for all Clinical Trials.

(c) TPTX shall hold and control the global safety database for all Products and for the exchange by the Parties in English of any information which a Party becomes aware of concerning any Adverse Event experienced by a subject or patient being administered any Product, including any such information received by either Party from any Third Party (subject to receipt of any required consents from such Third Party). It is understood that each Party and its Affiliates, licensees and sublicensees shall have the right to disclose such information if such disclosure is reasonably necessary to comply with Applicable Laws or requirements of any applicable Regulatory Authority.

6.10. Safety and Regulatory Audits. In addition to the audit rights under Section 5.7, upon reasonable notification, TPTX shall be entitled to conduct an audit of safety and regulatory systems, procedures and practices of Zai, including on-site evaluations to the extent permitting such on-site evaluations is in the control of Zai. TPTX may conduct such audit no more than [X***XX] (unless an additional audit is warranted for cause) upon [***] days’ prior written notice to Zai. With respect to any inspection of Zai or its Affiliates or Sublicensees (including Clinical Trial sites) by any Governmental Authority relating to any Product, Zai shall notify TPTX of such inspection (a) no later than [***] Business Days after Zai receives notice of such inspection or (b) within [***] Business Day after the completion of any such inspection of which Zai did not receive prior notice. Zai shall promptly provide TPTX with all information related to any such inspection. Zai shall also permit Governmental Authorities outside of the Territory to conduct inspections of Zai or its Affiliates or Sublicensees (including Clinical Trial sites) relating to the Product, and shall ensure that all such Affiliates or Sublicensees permit such inspections. TPTX shall have the right, but not the obligation (unless required by Applicable Law or any Governmental Authority), to be present at any such inspection. Following any such regulatory inspection related to the Products, Zai shall provide TPTX with (i) an unredacted copy of any finding, notice, or report provided by any Governmental Authority related to such inspection (to the extent related to the Product) within [***] days of Zai receiving the same, and (ii) in the event that such findings, notice, or report [***] of any material finding, notice, or report of a Governmental Authority related to such inspection (to the extent related to the Product) within [***] days after receiving the same. Further details including notification, timing, response and scope of such audits shall be included in the Pharmacovigilance Agreement.

6.11. Remedial Actions. Each Party shall notify the other immediately, and promptly confirm such notice in writing, if it obtains information indicating that any Product may be subject to any recall, corrective action or other regulatory action by any Governmental Authority or Regulatory Authority (as to TPTX’s notification obligation, only to the extent it would reasonably be expected to affect the Territory) (a “Remedial Action”). The Parties shall assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action with respect to the Territory. Zai shall have sole discretion with respect to any matters relating to any Remedial Action in the Territory, including the decision to commence such Remedial Action and the control over such Remedial Action; provided that TPTX shall have sole discretion with respect to any matters relating to any Remedial Action in the Territory to the extent related to any Global Study. The cost and expenses of any Remedial Action in the Territory shall be borne solely by the Party with sole discretion; provided, however, that to the extent a Remedial Action in the Territory results primarily from the failure of the Product supplied by TPTX to comply with the Product Specifications, product warranties (as set forth in the Supply Agreement) or any Applicable Law, including cGMP requirements, then TPTX shall reimburse Zai for the reasonable cost and expense of such Remedial Action if this is required and after consultation with TPTX. Each Party shall, and shall ensure that its Affiliates and sublicensees shall, maintain adequate records to permit the Parties to trace the distribution and use of the Product in the Territory.

ARTICLE 7

MANUFACTURING

7.1. Packaging and Labeling. Subject to the terms and conditions of this Agreement, Zai shall (a) have the right to package or label the Products in or outside the Territory, and (b) upon its written notice to TPTX of its exercise of such right, for instances in which it exercises such right, be responsible for, and use Commercially Reasonable Efforts to package or label the Products in or outside the Territory solely for the Development and Commercialization of the Products in the Field in the Territory, at its sole cost and expense.

7.2. Manufacture; Supply of Products. Subject to Section 7.3, TPTX shall be solely responsible (itself or through its Affiliate or CMO) for the Manufacture of the Product for Development and Commercialization by Zai and its Affiliates and Sublicensees in the Territory. Customary terms of forecasting and ordering procedures, Product Specifications, and other operational matters relating to the supply of the Product under this Section 7.2 shall be set forth in a supply agreement to be mutually agreed upon by the Parties within [***] days following the Effective Date or such longer period as agreed by the Parties (the “Supply Agreement”). In connection with such Supply Agreement, the Parties shall enter into a quality agreement governing the Product Specifications and other technical aspects of the Product (the “Quality Agreement”). Subject to the terms of this ARTICLE 7, the Supply Agreement and Quality Agreement, TPTX shall, itself or through one or more CMOs, [***]. The Supply Agreement will include other customary terms for the clinical and commercial supply of pharmaceutical products, including (i) pro rata allocation of Products among TPTX and its Affiliates and licensees (including Zai and its Affiliates and Sublicensees) and (ii) other appropriate remedies, in each case of (i) and (ii), in a manner and under the circumstances mutually agreed by the Parties. Zai or its Affiliates shall (1) obtain and maintain all required export or import licenses or authorizations, and shall serve as importer of record for all Products delivered in or into any region in the Territory pursuant to this Agreement and the Supply Agreement; and (2) be responsible for shipment and insurance from TPTX’s or its CMO’s facility and all customs’ duties, import tariffs, taxes, freight, insurance, inspection costs and the like attributed to or for the transport and importation of the Product in or into any region in the Territory.

7.3. Manufacturing Technology Transfer. If Zai [***]; and (b) [***], then (1) the Parties would enter into an amendment to this Agreement pursuant to which TPTX would grant to Zai a non-exclusive, sublicenseable (subject to the same terms as a sublicense under Licensed Technology pursuant to Section 2.3) license under Manufacturing Technology to Manufacture and have Manufactured (through a qualified CMO mutually acceptable to the Parties) the Product in the Territory solely for use in Development and Commercialization of the Product in the Field in the Territory, where “Manufacturing Technology” means any and all (i) Patents Controlled by TPTX or its Affiliates as of the date of grant of such license or thereafter during the Term that cover the method of manufacture of the Product in the Territory, and (ii) Know-How Controlled by TPTX or its Affiliates as of the date of grant of such license or thereafter during the Term that is used by or on behalf of TPTX for the Manufacture of the Products in the Field in the Territory; provided that, notwithstanding the foregoing, in the event a Change of Control of TPTX occurs after the Effective Date, Patents or Know-How Controlled by any Affiliate of TPTX that was not an Affiliate of TPTX immediately prior to such Change of Control transaction shall not be Manufacturing Technology except to the extent such Patent or Know-How falls within the definition of Manufacturing Technology and (A) is also Controlled by TPTX or its Affiliate existing immediately prior to such transaction or (B) is generated or used by such Affiliate in the Manufacture of the Licensed Compound or Product after such transaction; and (2) at Zai’s sole cost, TPTX shall (A) transfer all Know-How within the Manufacturing Technology to Zai or its permitted CMO; and (B) provide any and all necessary assistance to Zai or such permitted CMO at Zai’s cost (clauses (A) and (B), the “Manufacturing Technology Transfer”).

ARTICLE 8

COMMERCIALIZATION; MEDICAL AFFAIRS

8.1. General. Zai shall be solely responsible for, and use Commercially Reasonable Efforts to Commercialize and obtain pricing and reimbursement approvals for the Products in the Field in the Territory in accordance with the Commercialization Plan, at its sole cost and expense. Upon Zai’s reasonable request, TPTX shall reasonably assist Zai in such Commercialization of the Products [***].

8.2. Commercialization Plan. The Commercialization Plan shall contain in reasonable detail the significant Commercialization activities and the projected timelines for achieving such activities, including [***] in the Territories. Zai shall deliver an initial Commercialization Plan to the JSC for review and discussion no later than [***] of the first Regulatory Approval Application for a Product in the Territory. Thereafter, from time to time, but at least once every [***] months, Zai shall propose updates or amendments to the Commercialization Plan to reflect changes in such plans, including those in response to changes in the marketplace, relative success of the Products, and other relevant factors influencing such plan and activities, and submit such proposed updated or amended Commercialization Plan to the JSC. In preparing the initial Commercialization Plan and any updates or amendments thereto, Zai shall provide TPTX with an opportunity to comment and Zai shall consider any TPTX’s comments in good faith in finalizing the initial Commercialization Plan and any updates or amendments thereto.

8.3. Commercialization Reports. Zai shall update the JSC at each regularly scheduled JSC meeting regarding Zai’s Commercialization activities with respect to the Products in the Territory. Each such update shall be in a form to be agreed by the JSC and shall summarize Zai’s, its Affiliates’ and Sublicensees’ significant Commercialization activities with respect to the Products in the Territory, covering subject matter at a level of detail reasonably required by TPTX and sufficient to enable TPTX to determine Zai’s compliance with its diligence obligations pursuant to Section 8.1. In addition, Zai shall make available to TPTX such additional information about its Commercialization activities as may be reasonably requested by TPTX from time to time. All updates and reports generated pursuant to this Section 8.3 shall be the Confidential Information of Zai.

8.4. Product Trademarks. Zai may use (pursuant to this Section 8.4) the trademarks Controlled by TPTX in the Territory as TPTX may provide to Zai in writing from time to time (the “TPTX Product Marks”) and may use the English mark thereof with Chinese phonetic translation below. TPTX hereby grants to Zai, during the Term and subject to the terms and conditions of this Agreement, a royalty-free, exclusive license under TPTX’s rights to use such TPTX Product Marks in connection with the Commercialization of the Products in the Field in the Territory in compliance with Applicable Laws and this Agreement. Zai shall comply with TPTX’s brand usage guidelines provided to Zai in its use of the TPTX Product Marks. Zai may also brand the Products in the Territory using other trademarks, logos, and trade names specific for the Products that differ from the TPTX Product Marks and do not contain the name of TPTX; provided, however, that (a) prior to such use, Zai shall submit such trademarks, logos and trade names for TPTX’s prior written approval (not to be unreasonably withheld, delayed or conditioned), and (b) such trademarks, logos and trademarks shall be deemed owned by Zai (the “Product Marks”). Zai shall own all rights in the Product Marks in the Territory and shall register and maintain the Product Marks in the Territory that it determines reasonably necessary.

8.5. Commercialization Assistance. [***] provide assistance to Zai at Zai’s request for the Commercialization activities, including assistance pursuant to Sections 8.1 and 8.4 as requested by Zai.

8.6. No Diversion. Each of TPTX and Zai hereby covenants and agrees that (a) it shall not, and shall ensure that its Affiliates and sublicensees shall not, directly or indirectly, promote, market, distribute, import, sell or have sold the Products, including via internet or mail order, outside its territory; (b) with respect to any country or region outside its territory, it shall not, and shall ensure that its Affiliates and their respective sublicensees shall not: (i) unless otherwise agreed by the Parties in writing, establish or maintain any branch, warehouse or distribution facility for Products in such countries (except, in the event such Party is Zai, Zai shall have the right to maintain one or more warehouses outside the Territory solely to support the packaging and labelling activities of the Products by Zai or its Affiliates outside the Territory and, in the event such Party is TPTX, TPTX shall have the right to maintain one or more warehouses in the Territory solely to support the Retained Rights), (ii) engage in any advertising or promotional activities relating to Products that are directed primarily to customers or other purchaser or users of Products located in such countries, (iii) solicit orders for Products from any prospective purchaser located in such countries, or (iv) sell or distribute Products to any Person in such Party’s territory who intends to sell or has in the past sold Products in such countries; (c) if a Party receives any order for any Product from a prospective purchaser reasonably believed to be located in a region or country outside its territory, such Party shall promptly refer that order to the other Party, and such Party shall not accept any such orders; (d) neither Party shall deliver or tender (or cause to be delivered or tendered) Products into a country or region outside its territory; and (e) each Party shall not, and shall ensure that its Affiliates and their respective sublicensees shall not, knowingly restrict or impede in any manner the other Party’s exercise of its exclusive rights to Commercialize the Products in the other Party’s territory. For the purpose of this Agreement, Zai’s territory shall mean the Territory and TPTX’s territory shall mean all countries and regions outside the Territory.

8.7. TPTX Acquirer’s Right of First Negotiation. Zai hereby grants to TPTX for the benefit of the Third Party that is the acquirer of TPTX in a Change of Control of TPTX (the “TPTX Acquirer”) a right of first negotiation to co-Commercialize the Products in the Territory (the “TPTX Acquirer ROFN”) in accordance with this Section 8.7. Following a Change of Control of TPTX, TPTX Acquirer may provide written notice to Zai of its interest in negotiating an agreement with Zai to co-Commercialize the Products in the Territory (the “TPTX Acquirer ROFN Exercise Notice”). If TPTX Acquirer delivers such TPTX Acquirer ROFN Exercise Notice, TPTX Acquirer shall have the exclusive right to negotiate with Zai for a period up to [***] days from the date of the TPTX Acquirer ROFN Exercise Notice (or any additional period of time if mutually agreed in writing by TPTX Acquirer and Zai) (the “TPTX Acquirer ROFN Negotiation Period”) the terms and conditions of such agreement to co-Commercialize the Products in the Territory. If the TPTX Acquirer ROFN Exercise Notice has not been received by Zai on or prior to the date Zai files the first Regulatory Approval Application for the first Product in the Territory, the TPTX Acquirer ROFN shall automatically expire upon such date, and Zai shall thereafter be free to enter into an agreement with a Third Party for the co-Commercialization of any and all Products in the Territory. If TPTX Acquirer provides Zai with a TPTX Acquirer ROFN Exercise Notice prior to the expiration of the TPTX Acquirer ROFN and Zai and TPTX Acquirer fail to enter into a definitive agreement regarding the terms and conditions with respect to such co-Commercialization of Products in the Territory prior to the expiration of the TPTX Acquirer ROFN Negotiation Period, (i) the TPTX Acquirer ROFN shall automatically expire on the last day of the TPTX Acquirer ROFN Negotiation Period and (ii) Zai shall be free to enter into an agreement with a Third Party for the co-Commercialization of any and all Products in the Territory.

8.8. Medical Affairs. Zai shall be solely responsible, at its sole cost and expense, for conducting medical affairs activities with respect to the Products in the Territory, including communications with key opinion leaders, medical education, symposia, advisory boards (to the extent related to medical affairs or clinical guidance), publications, congress presentations and posters, published manuscripts, activities performed in connection with patient registries and post-approval trials, and other medical programs and communications, including educational grants, research grants (including conducting investigator-initiated studies), and charitable donations to the extent related to medical affairs and not to other activities that do not involve the promotion, marketing, sale, or other Commercialization of the Products, all of which shall be conducted in accordance with Applicable Law. Zai shall update the JSC at each regularly scheduled JSC meeting regarding Zai’s medical affairs activities. Each such update shall be in a form to be agreed by the JSC and shall summarize Zai’s, its Affiliates’ and Sublicensees’ significant Commercialization activities with respect to the Products in the Territory, covering subject matter at a level of detail reasonably required by TPTX and sufficient to enable TPTX to determine Zai’s compliance with its diligence obligations pursuant to Section 8.1. In addition, Zai shall make available to TPTX such additional information about its Commercialization activities as may be reasonably requested by TPTX from time to time. All updates and reports generated pursuant to this Section 8.8 shall be the Confidential Information of Zai.

ARTICLE 9

PAYMENTS AND MILESTONES

9.1. Upfront Payment. In partial consideration of the licenses and rights granted by TPTX to Zai hereunder, Zai shall pay to TPTX a one-time, irrevocable, non-refundable, non-creditable amount of twenty-five million U.S. Dollars ($25,000,000) (the “Upfront Payment”) within [***] days of the Effective Date.

9.2. Development Milestones Payments to TPTX.

(a) In partial consideration of the rights granted herein, when the Product first achieves the Milestone Events set forth below (each such event, a “Development Milestone Event”), Zai shall pay to TPTX the following one-time, irrevocable, non-refundable, non-creditable Development milestone payments (each such payment, a “Development Milestone Payment”) within [***] days of the achievement of the corresponding Milestone Events.

No.	Development Milestone Event	Development Milestone Payment
1.	[***]	[***]
2.	[***]	[***]
3.	[***]	[***]
4.	[***]	[***]
5.	[***]	[***]
6.	[***]	[***]
7.	[***]	[***]
8.	[***]	[***]
9.	[***]	[***]
10.	[***]	[***]
11.	[***]	[***]
12.	[***]	[***]
13.	[***]	[***]
14.	[***]	[***]
15.	[***]	[***]

16.	[***]	[***]
17.	[***]	[***]
18.	[***]	[***]
19.	[***]	[***]
20.	[***]	[***]
21.	[***]	[***]
22.	[***]	[***]
23.	[***]	[***]
24.	[***]	[***]
25.	[***]	[***]
26.	[***]	[***]
27.	[***]	[***]
28.	[***]	[***]
29.	[***]	[***]
30.	[***]	[***]

(b) For the avoidance of doubt, (i) each Development Milestone Payment shall be payable on the first occurrence of the corresponding Development Milestone Event for a Product, whether such Development Milestone Event is achieved through the Development of a Product as a Monotherapy or a Combination Therapy involving the Product, and (ii) none of the Development Milestone Payments shall be payable more than once, other than [***]. For clarity, any achievement of any event above solely through the Development of the Other Component (and not the Licensed Component) of a Combination Product shall not be deemed an achievement of any Development Milestone Event and shall not trigger any Development Milestone Payment. In the event the Development Milestone Event [***] shall be payable. [***]. In the event the Development Milestone Event pairs of [***] shall be payable. [***]. Subject to the foregoing, [***] shall be payable, only once for a given Product [***].

9.3. Sales Milestones.

(a) In partial consideration of the rights granted herein, Zai shall pay to TPTX the following one-time, irrevocable, non-refundable, non-creditable milestone payments (each such payment, a “Net Sales Milestone Payment”) for the achievement of the corresponding Net Sales milestone events set forth below (each such event, a “Net Sales Milestone Event”) within [***] days after the end of the Calendar Quarter in which the Net Sales Milestone Event is achieved.

Net Sales Milestone Event	Net Sales Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

(b) For the avoidance of doubt (i) each Net Sales Milestone Payment shall be payable on the first occurrence of the corresponding Net Sales Milestone Event, and (ii) none of the Net Sales Milestone Payments shall be payable more than once. If annual Net Sales in a given Calendar Year exceed more than one (1) applicable threshold, then all corresponding Net Sales Milestone Payments shall be payable.

9.4. Royalties.

(a) Royalty Payment. During the Royalty Term, Zai shall pay to TPTX tiered royalties as calculated by multiplying the applicable royalty rate set forth in the table below by the corresponding amount of incremental, aggregated Net Sales of all Products in the Territory in a Calendar Year (a “Royalty Payment”). The tiered royalty rates on Net Sales shall be as set forth below:

For that portion of annual Net Sales in a Calendar Year	Royalty Rate
[***]	[***]%
[***]	[***]%
[***]	[***]%
[***]	[***]%
[***]	[***]%
[***]	[***]%

(b) Royalty Term. The Royalty Payments payable under this Section 9.4 shall be payable on a Product-by-Product and region-by-region basis from the first occurrence of Net Sales of the applicable Product in such region until the later of: (i) the date the last-to-expire Valid Claim in such region expires; (ii) the expiry of the regulatory exclusivity for such Product in such region; or (iii) the close of business of the day that is exactly ten (10) years after the date of the First Commercial Sale of such Product in such region (the “Royalty Term”).

(c) Royalty Reductions.

(i) During the Royalty Term for a Product in a region in the Territory, subject to Section 9.4(c)(iv), the royalty rate applicable to Net Sales of such Product in such region shall be reduced by [***] after the expiration of the last-to-expire Valid Claim in such region.

(ii) During the Royalty Term for a Product in a region in the Territory, subject to Section 9.4(c)(iv), the royalty rate applicable to Net Sales of such Product in such region shall be reduced by [***] starting from the Calendar Quarter in which a Generic Competition with respect to such Product occurs in such region.

(iii) If Zai reasonably determines in good faith after advice of counsel that it is [***] and enters into such a license, subject to Section 9.4(c)(iv), Zai shall have the right to deduct, from the royalty payment that would otherwise have been due pursuant to this Section 9.4, an amount equal to [***] of the royalties paid by Zai to such Third Party pursuant to such license on account of the sale of the Product in the Territory; provided that (1) prior to entering into such license, Zai shall [***]; and (2) in the event [***], (A) [***], (B) [***], and (C) [***], then the Parties shall [***] (and, for clarity, [***]). Within [***] days following the execution of any such Third Party license, Zai shall provide TPTX with a true and complete copy of such Third Party license. In addition, subject to Section 9.4(c)(iv), Zai shall have the right to deduct, from the royalty payment that would otherwise have been due pursuant to this Section 9.4, an amount equal to [***].

(iv) Notwithstanding the foregoing, in no event shall the operation of Section 9.4(c)(i) through 9.4(c)(iii), individually or in combination, reduce the royalties payable by Zai to TPTX with respect to the Net Sales of any Product in any region in the Territory in any Calendar Quarter to an amount less than [***] of the amount that would otherwise have been due pursuant to Section 9.4(a) with respect to such Net Sales.

(d) Royalty Estimate and Royalty Reports. Following the First Commercial Sale of a Product for which royalties are due pursuant to this Section 9.4, and continuing for so long as royalties are due hereunder:

(i) Zai shall, within [***] Business Days after the end of each Calendar Quarter, provide TPTX with a good faith estimate of the royalties due for such Calendar Quarter.

(ii) Zai shall, within [***] days after the end of each Calendar Quarter, provide TPTX with a royalty report (in a template agreed to by the Parties) showing, on a region-by-region basis:

(1) the gross sales and Net Sales of each Product sold by Zai, its Affiliates and Sublicensees during such Calendar Quarter reporting period and supporting gross-to-net calculations;

(2) the Royalty Payments in United States dollars which shall have accrued hereunder with respect to such Net Sales, with supporting calculations showing the applicable royalty rate applied and any royalty reduction taken; and

(3) the rate of exchange with supporting calculations, determined in accordance with Section 9.5(b), used by Zai in determining the amount of United States dollars payable hereunder.

(e) Royalty Payment. After the receipt of each royalty report provided by Zai under Section 9.4(d) above, TPTX shall issue to Zai an invoice for the amount of Royalty Payment set forth therein. Zai shall pay to TPTX the royalties for each Calendar Quarter within [***] days after the receipt of the invoice from TPTX. If no royalty is due for any Calendar Quarter following commencement of the reporting obligation, Zai shall so report.

9.5. Payment.

(a) Mode of Payment. All payments to be made under this Agreement shall be made in U.S. Dollars and shall be paid by electronic transfer in immediately available funds to such bank account in the United States as is designated in writing by TPTX. All payments shall be free and clear of any transfer fees or charges.

(b) Currency Exchange Rate. All payments under this Agreement shall be payable in U.S. Dollars. The rate of exchange to be used in computing the amount of currency equivalent in U.S. Dollars for calculating Net Sales in a Calendar Quarter (for purposes of both the royalty calculation and whether a Net Sales milestone has been achieved) shall be made at the average exchange rate as published by the Wall Street Journal for such Calendar Quarter, or such other source as the Parties may agree in writing.

(c) Payment Timeline. Except as otherwise provided in this Agreement, all payments to be made by one Party to the other Party under this Agreement shall be due within [***] days following such Party’s receipt of an invoice from the other Party.

9.6. Audits.

(a) Zai shall keep, and shall require its Affiliates and Sublicensees to keep (all in accordance with the GAAP), for a period not less than [***] years from the end of the Calendar Year to which they pertain, complete and accurate records in sufficient detail to properly reflect Net Sales and to enable any Milestone Payment payable hereunder to be determined.

(b) Upon the written request of TPTX, Zai shall permit, and shall cause its Affiliates and Sublicensees to permit, an independent certified public accounting firm of nationally recognized standing selected by TPTX and reasonably acceptable to Zai, at TPTX’s expense, to have access during normal business hours to such records of Zai or its Affiliates as may be reasonably necessary to verify the accuracy of the payments hereunder for any Calendar Year ending not more than [***]. These rights with respect to any Calendar Year shall [***] end of any such Calendar Year and shall be limited to once each Calendar Year (provided that the foregoing frequency limit shall not apply if TPTX has cause). TPTX shall provide Zai with a copy of the accounting firm’s written report [***]. If such accounting firm concludes that an underpayment was made, then Zai shall pay the amount due within [***] days of the date TPTX delivers to Zai such accounting firm’s written report so concluding. If such accounting firm concludes that an overpayment was made, then such overpayment shall be credited against any future payment due to TPTX hereunder (if there is no future payment due, then TPTX shall promptly refund such overpayment to Zai). TPTX shall bear the full cost of such audit unless such audit discloses that the additional payment payable by Zai for the audited period is more than [***] of the amount otherwise paid for that audited period, in which case Zai shall pay the reasonable fees and expenses charged by the accounting firm.

(c) TPTX shall treat all financial information subject to review under this Section 9.6 in accordance with the confidentiality provisions of ARTICLE 10, and, prior to commencing such audit, shall cause its accounting firm to enter into a confidentiality agreement with Zai obligating it to treat all such financial information in confidence pursuant to such confidentiality provisions. Such accounting firm shall not disclose Zai’s Confidential Information to TPTX, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by Zai or the amount of payments to or by Zai under this Agreement.

(d) Zai shall include in each relevant sublicense granted by it a provision requiring any Sublicensee to maintain records of sales of Products made pursuant to such sublicense, and to grant access to such records by an accounting firm to the same extent and under the same obligations as required of Zai under this Agreement. TPTX shall advise Zai in advance of each audit of any such Sublicensee with respect to the Net Sales of the Products either by TPTX or its designated auditor under the terms of such Sublicensee agreement. TPTX shall provide Zai with a summary of the results received from the audit and, if Zai so requests, a copy of the audit report. TPTX shall pay the full costs charged by the accounting firm, unless the audit discloses that the additional payments payable to TPTX for the audited period is more than [***] from the amounts otherwise paid for that audited period, in which case Zai shall pay the reasonable fees and expenses charged by the accounting firm.

9.7. Interest. Each Party shall pay interest on any amounts overdue under this Agreement [***] from the day payment was initially due; provided, however, that in no case shall such interest rate exceed the highest rate permitted by Applicable Laws. The payment of such interest shall not foreclose a Party from exercising any other rights it may have because any payment is overdue.

9.8. Taxes.

(a) Withholding VAT Taxes. [***] any deduction for any VAT that Zai may be required by Applicable Laws in the Territory to pay to any tax authorities in the Territory. TPTX will use Commercially Reasonable Efforts to assist Zai to minimize and obtain all available exemptions from such VAT, but if applicable, Zai will pay any such VAT to the proper taxing authorities upon receipt of a valid VAT invoice (where such invoice is required under local VAT laws). If Zai is required to deduct or withhold any VAT on any payments payable by Zai under this Agreement (the “Withholding VAT Taxes”), Zai will (i) pay such Withholding VAT Tax on behalf of TPTX to the appropriate Governmental Authority, (ii) furnish TPTX with proof of payment of such Withholding VAT Tax within [***] Business Days following such payment., and (iii) [***]. Zai will promptly provide to TPTX applicable receipts evidencing payment of such Withholding VAT Taxes and other documentation reasonably requested by TPTX. Upon Zai’s request, TPTX shall provide reasonable assistance to Zai for Zai to recover any such Withholding VAT Taxes. For clarity, [***].

(b) Withholding Incomes Taxes. If other than the Withholding VAT Taxes, any deductions or withholdings are required by Applicable Laws in the Territory to be paid to any tax authorities in the Territory from any payment from Zai to TPTX hereunder (including those on any incomes of TPTX) (the “Withholding Income Taxes”, together with the Withholding VAT Taxes, the “Withholding Taxes”):

(i) Upfront Payment and Development Milestone Payments. With respect to the Upfront Payment and Development Milestones Payments payable by Zai to TPTX, Zai shall (A) pay Withholding Income Taxes on such payments on behalf of TPTX to the appropriate Governmental Authority in the [***]; (B) furnish TPTX with proof of payment of such Withholding Income Taxes within [***] Business Days following such payment; and (C) [***]. Zai will promptly provide to TPTX applicable receipts evidencing payment of such Withholding Incomes Taxes and other documentation reasonably requested by TPTX. Upon TPTX’s request, Zai shall provide reasonable assistance to TPTX for TPTX to recover any such Withholding Income Taxes. [***].

(ii) Net Sales Milestone Payments and Royalty Payments. With respect to the Net Sales Milestone Payments and Royalty Payments payable by Zai to TPTX, Zai shall (A) pay Withholding Income Taxes on such payments on behalf of TPTX to the appropriate Governmental Authority in the Territory; (B) furnish TPTX with proof of payment of such Withholding Income Taxes within [***] Business Days following such payment; and (C) deduct such Withholding Income Taxes from the payment payable to TPTX. Zai will promptly provide to TPTX applicable receipts evidencing payment of such Withholding Incomes Taxes and other documentation reasonably requested by TPTX. Upon TPTX’s request, Zai shall provide reasonable assistance to TPTX for TPTX to recover any such Withholding Income Taxes. For clarity, in the event that TPTX actually recovers any such Withholding Income Taxes from the applicable Governmental Authority to which such Taxes were paid, such recovered Withholding Income Taxes shall be retained by TPTX with no obligation to Zai.

(c) Cooperation. Zai shall inform TPTX in writing of any prescribed forms that are necessary to claim a reduced rate or exemption from any Withholding Taxes and if TPTX is entitled under any applicable Tax treaty to a reduction of rate of, or the elimination of, applicable Withholding Tax, TPTX shall use Commercially Reasonable Efforts to deliver to Zai or the appropriate Governmental Authority (with the assistance of Zai to the extent that this is reasonably required) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Zai of its obligation to withhold such Withholding Taxes, and Zai shall apply the reduced rate of withholding if so permitted by Applicable Laws.

(d) Assignment. If TPTX assigns, transfers or otherwise disposes of some or all of its rights and obligations under this Agreement to any Person and if, as a result of such action, the Withholding Taxes required by Applicable Laws with respect to payments under this Agreement is increased, then any amount payable to TPTX’s assignee or transferee under this Agreement shall be limited to the amount that would have been payable to TPTX had no such assignment, transfer or disposal occurred. If Zai assigns, transfers or otherwise disposes of some or all of its rights and obligations under this Agreement to any Person and if, as a result of such action, the Withholding Income Taxes required by Applicable Laws with respect to payments under this Agreement is increased, then any amount payable by Zai’s assignee or transferee under this Agreement shall be increased to ensure that TPTX receives the amount that would have been payable to TPTX had no such assignment, transfer or disposal occurred and it shall be a condition precedent to any such assignment, transfer or disposal that such assignee or transferee shall assume Zai’s withholding and payment obligations as set forth in this Section 9.8.

9.9. Blocked Currency. If by Applicable Laws in a region in the Territory, conversion into U.S. Dollars or transfer of funds of a convertible currency to the United States becomes materially restricted, forbidden or substantially delayed, then Zai shall promptly notify TPTX and, thereafter, amounts accrued in such country or region under this ARTICLE 9 shall be paid to TPTX (or its designee) in such country or region in local currency by deposit to an escrow account in a local bank designated by TPTX and to the credit of TPTX, unless the Parties otherwise agree.

ARTICLE 10

CONFIDENTIALITY; PUBLICATION

10.1. Nondisclosure Obligation.

(a) For the Term and [***] years thereafter, the Party receiving (the “Receiving Party”) the Confidential Information of the other Party (the “Disclosing Party”) shall keep confidential and not publish, make available or otherwise disclose any Confidential Information to any Third Party, without the express prior written consent of the Disclosing Party; provided, however, the Receiving Party may disclose the Confidential Information to those of its Affiliates, officers, directors, employees, agents, consultants or independent contractors (including licensees and sublicensees) of such Receiving Party who need to know the Confidential Information in connection with exercising rights or performing obligations as contemplated by this Agreement or any other written agreement between the Parties and are bound by confidentiality and non-use obligations with respect to such Confidential Information consistent with those set forth herein; the Receiving Party shall remain responsible for the compliance by its Affiliates, officers, directors, employees, agents, consultants or independent contractors (including licensees and sublicensees) with such confidentiality and non-use obligations. The Receiving Party shall exercise at a minimum the same degree of care it would exercise to protect its own Confidential Information (and in no event less than a reasonable standard of care) to keep confidential the Confidential Information. The Receiving Party shall use the Confidential Information solely in connection with exercising rights or performing obligations as contemplated by this Agreement or any other written agreement between the Parties.

(b) It shall not be considered a breach of this Agreement if the Receiving Party discloses Confidential Information or either Party discloses the terms and conditions of this Agreement in order to comply with a lawfully issued court or governmental order or with a requirement of Applicable Laws or the rules of any internationally recognized stock exchange; provided that: (i) the Receiving Party gives prompt written notice of such disclosure requirement to the Disclosing Party and cooperates with the Disclosing Party’s efforts to oppose such disclosure or obtain a protective order for such Confidential Information, and (ii) if such disclosure requirement is not quashed or a protective order is not obtained, the Receiving Party shall only disclose those portions of the Confidential Information that it is legally required to disclose and shall make a reasonable effort to obtain confidential treatment for the disclosed Confidential Information. To the extent there is any conflict between this ARTICLE 10 and any other agreement related to Confidential Information entered into between the Parties, the terms of this ARTICLE 10 shall control to the extent of such conflict.

(c) Scientific Publication. The JSC shall discuss the publication strategy for the publication of scientific papers, abstracts, meeting presentations and other disclosure of the results of the Clinical Trials carried out under this Agreement, taking into consideration the Parties’ interest in publishing the results of the Product Development work in order to obtain recognition within the scientific community and to advance the state of scientific knowledge, and the need to protect Confidential Information, intellectual property rights and other business interests of the Parties. Subject to the immediately preceding sentence, Zai shall provide TPTX with the opportunity to review and comment on any proposed publication that pertains to the Products at least [***] days prior to its intended submission for publication which shall only be permitted in the Territory and as to data, results and the like with respect to patients or subjects located in the Territory. TPTX shall provide Zai with its comments, if any, within [***] days after the receipt of such proposed publication. Zai shall consider in good faith the comments provided by TPTX and shall comply with TPTX’s request to: (a) remove any and all Confidential Information of TPTX from such proposed publication; and (b) delay the submission for a period up to [***] days as may be reasonably necessary to seek patent protection for the information disclosed in the proposed publication. Zai agrees to acknowledge the contribution of TPTX and TPTX’s employees in all publication as scientifically appropriate. Zai shall have no right to publish outside the Territory (including in any form or media that may be distributed outside the Territory) without TPTX’s prior written consent.

10.2. Publicity; Use of Names.

(a) Subject to permitted disclosures under Section 10.1(b) or under Section 10.2(c), each of the Parties agrees not to disclose to any Third Party the terms and conditions of this Agreement without the prior approval of the other Party, except to (i) advisors (including consultants, financial advisors, attorneys and accountants), (ii) bona fide potential and existing investors, acquirers, merger partners or other financial or commercial partners on a need to know basis for the sole purpose of evaluating an actual or potential investment, acquisition or other business relationship, in each case under circumstances that reasonably protect the confidentiality thereof, (iii) to the extent necessary to comply with the terms of agreements with Third Parties, or (iv) to the extent required by Applicable Laws, including securities laws and regulations. Notwithstanding the foregoing, the Parties agree upon the initial press release(s) to announce the execution of this Agreement as contained in Schedule 10.2(a); thereafter, TPTX and Zai may each disclose to Third Parties the information contained in such press release(s) or in any other press releases or disclosures made in accordance with this Section 10.2, without the need for further approval by the other.

(b) The Parties acknowledge the importance of supporting each other’s efforts to publicly disclose results and significant developments regarding a Product for use in the Field in the Territory and other activities in connection with this Agreement, beyond what may be strictly required by Applicable Laws and the rules of a recognized stock exchange, and each Party may make such disclosures from time to time with respect to a Product in the case of TPTX, with prior notice to Zai, and in the case of Zai, with the prior written approval of TPTX, which approval shall not be unreasonably withheld, conditioned or delayed. Such disclosures may include achievement of significant events in the Development (including regulatory process) or Commercialization of a Product for use in the Field in the Territory. Unless otherwise requested by the applicable Party, Zai shall indicate that TPTX is the licensor of a Product and Licensed Technology in each public disclosure issued by Zai regarding a Product. When Zai elects to make any public disclosure under this Section 10.2(b) or TPTX elects to make any public disclosure regarding results and significant developments regarding a Product for use in the Field in the Territory under this Section 10.2(b), the disclosing Party shall give the other Party reasonable notice to review and comment on such statement, and, in the case of proposed disclosures by Zai, (i) if TPTX does not notify Zai in writing within [***] days or such shorter period if required by Applicable Laws of any reasonable objections, as contemplated in this Section 10.2(b), such disclosure shall be deemed approved, and (ii) if TPTX does notify Zai in writing within the time period set forth in clause (i) above, and reasonably determines that such public disclosure would entail the public disclosure of TPTX’s Confidential Information or of patentable Inventions upon which patent applications should be filed prior to such public disclosure, such public disclosure shall be delayed for such period as may be reasonably necessary for deleting any such Confidential Information of TPTX, or the drafting and filing of a patent application covering such Inventions; provided that such additional period shall not exceed [***] days from the proposed date of the public disclosure, and, in any event, TPTX shall work diligently and reasonably to agree on the text of any proposed disclosure in an expeditious manner. The principles to be observed in such disclosures shall be accuracy, compliance with Applicable Laws and regulatory guidance documents, and reasonable sensitivity to potential negative reactions of applicable Regulatory Authorities.

(c) The Parties acknowledge the need to keep investors and others informed regarding such Party’s business under this Agreement, including as required by Applicable Laws or the rules of a recognized stock exchange. To the extent a Party is publicly listed or becomes publicly listed, and subject to Section 10.2(b) as applicable, such Party may issue press releases or make disclosures to the SEC or other applicable agency as it determines, based on advice of counsel, as reasonably necessary to comply with laws or regulations or for appropriate market disclosure; provided that each Party shall provide the other Party with advance notice of legally required disclosures to the extent practicable. The Parties shall consult with each other on the provisions of this Agreement to be redacted in any filings made by a Party with the SEC or as otherwise required by Applicable Laws; provided that each Party shall have the right to make any such filing as it reasonably determines necessary under Applicable Laws.

10.3. Equitable Relief. Each Party acknowledges that its breach of this ARTICLE 10 would cause irreparable harm to the other Party, which cannot be reasonably or adequately compensated in damages in an action at law. By reasons thereof, each Party agrees that the other Party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any actual or threatened breach of the obligations relating to Confidential Information set forth in this ARTICLE 10 by the other Party.

ARTICLE 11

REPRESENTATIONS, WARRANTIES, AND COVENANTS

11.1. Representations and Warranties of Each Party. Each Party represents and warrants to the other Party as of the Effective Date that:

(a) it is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder;

(b) (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms;

(c) it is not a party to any agreement that would prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under this Agreement; and

(d) all consents, approvals and authorization from all Governmental Authorities or other Third Parties required to be obtained by such Party in connection with execution of this Agreement have been obtained.

11.2. Additional Representations and Warranties of TPTX. TPTX represents and warrants to Zai that as the Effective Date:

(a) TPTX is the sole owner of the Licensed Patents and it has the right under the Licensed Technology to grant the licenses to Zai as purported to be granted pursuant to this Agreement;

(b) there is no agreement between TPTX or its Affiliates with any Third Party pursuant to which TPTX or its Affiliates has in-licensed any Licensed Technology;

(c) Schedule 1.70 sets forth a complete and accurate list all Licensed Patents as of the Effective Date;

(d) neither TPTX nor any of its Affiliates is a party to any license or similar agreement under which it has granted or agreed to grant a license to any Third Party to any Licensed Technology that would conflict with the rights or licenses granted to Zai under this Agreement;

(e) TPTX and its Affiliates and their employees, consultants and contractors involved in the Development of the Licensed Compound and Products are not, and have not been, debarred or disqualified by any Regulatory Authority as of the Effective Date, and have complied in all material respects with all Applicable Laws in connection with the Development of the Licensed Compound and Product;

(f) [***]; and

(g) no claim or action has been brought against TPTX or, to TPTX’s knowledge, threatened in writing to TPTX, by any Third Party alleging that (i) the Licensed Patents are invalid or unenforceable, or (ii) the exploitation of the Licensed Compound or Product infringes the Patents or misappropriates the Know-How of any Third Party; and, to TPTX’s knowledge, no interference, opposition, cancellation or other protest proceeding has been filed against a Licensed Patent owned by TPTX.

11.3. Additional Representations and Warranties of Zai. Zai represents and warrants to TPTX that as of the Effective Date:

(a) there are no legal claims, judgments or settlements against or owed by Zai or its Affiliates, or pending or, to Zai’s or its Affiliates’ actual knowledge, threatened, legal claims or litigation, in each case, relating to antitrust, anti-competition, anti-bribery or corruption violations, including under any Anti-Corruption Laws; and

(b) Zai and its Affiliates are not, and have not been, debarred or disqualified by any Regulatory Authority.

11.4. Covenants of Each Party. Each Party covenants to the other Party that in the course of performing its obligations or exercising its rights under this Agreement, it shall, and shall cause its Affiliates, Sublicensees to, comply with the Clinical Development Plan, all agreements referenced herein, all Applicable Laws, including as applicable, cGMP, GCP, GLP, and GSP standards, and shall not employ or engage any party who has been debarred by any Regulatory Authority, or, to such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority. Without limiting the foregoing, (a) Zai will conduct its obligations with respect to Joint Global Studies in the Territory under the Global Development Plan in strict adherence with the study design set forth in the protocol for such Joint Global Studies and as set forth in the Global Development Plan, each as may be amended from time to time, and will comply with the statistical analysis plan implemented by TPTX in connection therewith, and (b) Zai will only engage Clinical Trial sites under the Clinical Development Plan that conduct all Clinical Trials in compliance with Applicable Laws, including GCP and the ICH Guidelines, and are approved by the NMPA.

11.5. Compliance with Anti-Corruption Laws.

(a) Notwithstanding anything to the contrary in the Agreement, each Party hereby covenants to each other that:

(i) it shall not, in the performance of this Agreement, perform any actions that are prohibited by local and other anti-corruption laws (collectively “Anti-Corruption Laws”, including the provisions of the U.S. Foreign Corrupt Practices Act, the U.K. Anti-Bribery Law, and the Anti-Corruption Act of the PRC) that may be applicable to either or both Parties to the Agreement;

(ii) it shall not, in the performance of this Agreement, directly or indirectly, make any payment, or offer or transfer anything of value, or agree or promise to make any payment or offer or transfer anything of value, to a government official or government employee, to any political party or any candidate for political office or to any other Third Party with the purpose of influencing decisions related to either Party or its business in a manner that would violate Anti-Corruption Laws;

(iii) it shall, on request by the other Party, verify in writing that to the best of such Party’s knowledge, there have been no violations of Anti-Corruption Laws by such Party or persons employed by or subcontractors used by such Party in the performance of the Agreement, or shall provide details of any exception to the foregoing; and

(iv) it shall maintain records (financial and otherwise) and supporting documentation related to the subject matter of the Agreement in order to document or verify compliance with the provisions of this Section 11.5, and upon request of the other Party, upon reasonable advance notice, shall provide a Third Party auditor mutually acceptable to the Parties with access to such records for purposes of verifying compliance with the provisions of this Section 11.5. Acceptance of a proposed Third Party auditor may not be unreasonably withheld or delayed by either Party. It is expressly agreed that the costs related to the Third Party auditor shall be fully paid by the Party requesting the audit, and that any auditing activities may not unduly interfere with the normal business operations of Party subject to such auditing activities. The audited Party may require the Third Party auditor to enter into a reasonable confidentiality agreement in connection with such an audit.

(b) To its knowledge as of the Effective Date and during the Term, neither Zai nor any of its subsidiaries nor any of their Affiliates, directors, officers, employees, distributors, agents, representatives, sales intermediaries or other Third Parties acting on behalf of Zai or any of its subsidiaries or any of their Affiliates:

(i) has taken or shall take any action in violation of any applicable anticorruption law, including the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78 dd-1 et seq.); or

(ii) has corruptly, offered, paid, given, promised to pay or give, or authorized or shall corruptly, offer, pay give, promise to pay or give or authorize, the payment or gift of anything of value, directly or indirectly, to any Public Official (as defined in Section 11.5(d) below), for the purposes of:

(iii) has influenced or shall influence any act or decision of any Public Official in his official capacity;

(iv) has induced or shall induce such Public Official to do or omit to do any act in violation of his lawful duty;

(v) has secured or shall secure any improper advantage; or

(vi) has induced or shall induce such Public Official to use his or her influence with a government, governmental entity, or commercial enterprise owned or controlled by any government (including state-owned or controlled veterinary or medical facilities) in obtaining or retaining any business whatsoever.

(c) As of the Effective Date, none of the officers, directors, employees, of Zai or of any of its Affiliates or agents acting on behalf of Zai or any of its Affiliates, in each case that are employed or reside outside the United States, are themselves Public Officials.

(d) For purposes of this Section 11.5, “Public Official” means (i) any officer, employee or representative of any regional, federal, state, provincial, county or municipal government or government department, agency or other division; (ii) any officer, employee or representative of any commercial enterprise that is owned or controlled by a government, including any state-owned or controlled veterinary or medical facility; (iii) any officer, employee or representative of any public international organization, such as the African Union, the International Monetary Fund, the United Nations or the World Bank; and (iv) any person acting in an official capacity for any government or government entity, enterprise or organization identified above.

11.6. NO OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY. ALL SUCH REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

ARTICLE 12

INDEMNIFICATION

12.1. By Zai. Zai shall indemnify and hold harmless TPTX, its Affiliates, and their directors, officers, employees and agents (individually and collectively, the “TPTX Indemnitee(s)”) from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) (individually and collectively, “Losses”) incurred by them in connection with any claims, demands, actions or other proceedings by any Third Party (individually and collectively, “Claims”) arising after the Effective Date to the extent arising from (a) the Development, packaging or labeling, Manufacture (after the Manufacturing Technology Transfer), use and Commercialization of the Products in the Territory, (b) the packaging or labeling of the Products outside the Territory, (c) the gross negligence, illegal conduct or willful misconduct of Zai or any of its Affiliates or Sublicensees, (d) Zai’s breach of any of its representations, warranties or covenants made in or pursuant to this Agreement or any covenants or obligations set forth in or entered into pursuant to this Agreement, or (e) TPTX holding any Regulatory Approval for any Product for Zai’s benefit in accordance with Section 6.1, in each case of clauses (a) through (e) above except to the extent such Losses arise from, are based on, or result from any activity or occurrence for which TPTX is obligated to indemnify the Zai Indemnitees under Section 12.2.

12.2. By TPTX. TPTX shall indemnify and hold harmless Zai, its Affiliates, and their directors, officers, employees and agents (individually and collectively, the “Zai Indemnitee(s)”) from and against all Losses incurred by them in connection with any Claims to the extent arising from (a) Manufacture, Development, use and Commercialization of the Licensed Compounds and Products outside the Territory or in the Territory with respect to Global Studies or any Manufacturing activities in the Territory, in each such case by TPTX or any of its Affiliates or licensees (other than Zai or its Affiliates or Sublicensees); (b) the gross negligence, illegal conduct or willful misconduct of TPTX or any of its Affiliates or licensees (other than Zai), or (c) TPTX’s breach of any of its representations, warranties or covenants made in or pursuant to this Agreement or any covenants or obligations set forth in or entered into pursuant to this Agreement, in each case of clauses (a) through (c) above, except to the extent Losses arise from, are based on, or result from any activity or occurrence for which TPTX is obligated to indemnify the Zai Indemnitees under Section 12.1.

12.3. Defined Indemnification Terms. Either of the Zai Indemnitee or the TPTX Indemnitee shall be an “Indemnitee” for the purpose of this ARTICLE 12, and the Party that is obligated to indemnify the Indemnitee under Section 12.1 or Section 12.2 shall be the “Indemnifying Party.”

12.4. Defense. If any such Claims are made, the Indemnitee shall be defended at the Indemnifying Party’s sole expense by counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnitee; provided that the Indemnitee may, at its own expense, also be represented by counsel of its own choosing. The Indemnifying Party shall have the sole right to control the defense of any such Claim, subject to the terms of this ARTICLE 12.

12.5. Settlement. The Indemnifying Party may settle any such Claim or otherwise consent to an adverse judgment (a) with prior written notice to the Indemnitee but without the consent of the Indemnitee where the only liability to the Indemnitee is the payment of money and the Indemnifying Party makes such payment, or (b) in all other cases, only with the prior written consent of the Indemnitee, such consent not to be unreasonably withheld or delayed.

12.6. Notice. The Indemnitee shall notify the Indemnifying Party promptly of any Claim with respect to which it seeks indemnification under Sections 12.1 or 12.2 and shall reasonably cooperate with all reasonable requests of the Indemnifying Party with respect thereto.

12.7. Permission by Indemnifying Party. The Indemnitee may not settle any such Claim or otherwise consent to an adverse judgment in any such Claim or make any admission as to liability or fault without the express written permission of the Indemnifying Party.

12.8. Insurance. Each Party shall procure and maintain insurance, including product liability insurance, with respect to its activities hereunder and which is consistent with normal business practices of prudent companies similarly situated at all times. Each Party shall provide the other Party with evidence of such insurance upon request and shall provide the other Party with written notice at least [***] days prior to such Party’s decision or receipt of notice from the insurance company, as applicable, with respect to the cancellation, non-renewal or material decrease in the coverage level of such insurance. It is understood that such insurance shall not be construed to create a limit of either Party’s liability. Zai shall impose substantially identical obligations on its Affiliates (to the extent not named insureds under Zai’s coverages) and Sublicensees.

12.9. LIMITATION OF LIABILITY. SUBJECT TO AND WITHOUT LIMITING (A) THE INDEMNIFICATION OBLIGATIONS OF EACH PARTY WITH RESPECT TO THIRD PARTY CLAIMS UNDER SECTIONS 12.1 OR 12.2, (B) LIABILITY AS A RESULT OF A BREACH OF ARTICLE 10, (C) LIABILITY FOR MISAPPROPRIATION OR INFRINGEMENT OF INTELLECTUAL PROPERTY OWNED OR CONTROLLED BY THE OTHER PARTY, OR (D) LIABILITY FOR BREACH OF COVENANTS UNDER SECTION 2.6, NEITHER PARTY OR ANY OF ITS AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY UNDER ANY CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, MULTIPLIED OR CONSEQUENTIAL DAMAGES OR FOR LOST PROFITS (EVEN IF DEEMED DIRECT DAMAGES) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

ARTICLE 13

INTELLECTUAL PROPERTY

13.1. Ownership.

(a) As between the Parties, (i) TPTX shall remain the sole and exclusive owner of all Licensed Technology and (ii) Zai shall remain the sole and exclusive owner of all Zai IP.

(b) Ownership of all Inventions (other than any Invention that is an Improvement) shall be allocated based on inventorship, as determined in accordance with the rules of inventorship under the United States patent laws. All Improvements, whether invented, discovered, generated or made solely by either Party, its Affiliates, or its or its Affiliates’ employees, agents or independent contractors or jointly by both Parties, their Affiliates, or their or their Affiliates’ employees, agents or independent contractors, shall be the sole property of TPTX and shall be included in the Licensed Technology (if within the scope of such definition) and included in the licenses and rights granted to Zai. A Party shall own all Inventions (in the case of Zai, other than Improvements) that are invented, discovered, generated or made solely by it, its Affiliates, or its or its Affiliates’ employees, agents or independent contractors (“Sole Inventions”), and (i) TPTX’s Sole Inventions shall be included in the Licensed Technology (if within the scope of such definition) and included in the licenses and rights granted to Zai by TPTX hereunder; and (ii) Zai’s Sole Inventions (which are not Improvements) shall be included in the Zai IP (if within the scope of such definition) and included in the licenses and rights granted to TPTX by Zai hereunder. The Parties shall jointly own all Inventions (other than Improvements) that are made jointly by a Party, its Affiliate, or its or its Affiliate’s employees, agents or independent contractors together with the other Party, its Affiliates, or its or its Affiliate’s employees, agents or independent contractors (“Joint Inventions”). Patents claiming the Joint Inventions shall be referred to as “Joint Patents.” Each Party shall own an undivided equal interest in the Joint Inventions and Joint Patents, without a duty of accounting or an obligation to seek consent from the other Party for the exploitation or license of the Joint Inventions or Joint Patents (subject to the licenses granted to the other Party under this Agreement).

(c) Zai shall and hereby does assign to TPTX all right, title and interest in and to all Improvements. Zai shall take (and cause its Affiliates, Sublicensees and their employees, agents, and contractors to take) such further actions reasonably requested by TPTX to effectuate such assignment and to assist TPTX in obtaining Patent and other intellectual property rights protection for the Improvements. Zai shall obligate its Affiliates, Sublicensees and contractors to assign all Improvements to Zai (or directly to TPTX) so that Zai can comply with its obligations under this Section 13.1(c), and Zai shall promptly obtain such assignment.

13.2. Disclosure of Inventions. Each Party shall promptly disclose to the other Party all Inventions, including all invention disclosure or other similar documents submitted to such Party by its or its Affiliates’ employees, agents, or independent contractors relating to such Inventions, and shall also promptly respond to reasonable requests from the other Party for additional information relating to such Inventions.

13.3. Patent Prosecution.

(a) Licensed Patents and Joint Patents in the Territory. TPTX shall have the first right, but not the obligation, to conduct Patent Prosecution and maintenance of (i) the Licensed Patents in the Territory and (ii) Joint Patents in the Territory, at its sole cost. TPTX shall consult with Zai and keep Zai reasonably informed of the Patent Prosecution or maintenance of the Licensed Patents and Joint Patents in the Territory and shall provide Zai with all material correspondence received from any patent authority in the Territory in connection therewith. In addition, TPTX shall provide Zai with drafts of all proposed material filings and correspondence to any patent authority in the Territory in connection with the Patent Prosecution or maintenance of the Licensed Patents or Joint Patents for Zai’s review and comment prior to the submission of such proposed filings and correspondence. TPTX shall consider in good faith Zai’s comments on such Patent Prosecution or maintenance but shall have final decision-making authority under this Section 13.3(a). Further, TPTX shall notify Zai of any decision to cease Patent Prosecution or maintenance of any Licensed Patent or Joint Patent in the Territory at least [***] days before any due date for filing, payment or other action to avoid loss of rights, in which case Zai shall have the right to continue the Patent Prosecution or maintenance of such Licensed Patent or Joint Patent in the Territory at Zai’s discretion and expense. If Zai decides to take over Patent Prosecution or maintenance of a Licensed Patent or Joint Patent in such region(s) in the Territory, then TPTX shall promptly deliver to Zai copies of all necessary files related to such Licensed Patent or Joint Patent in such region(s) in the Territory and shall take all actions and execute all documents reasonably necessary for Zai to assume such responsibility. For the avoidance of doubt, Zai’s assumption of responsibility for Patent Prosecution or maintenance of any Licensed Patent or Joint Patent in any region(s) in the Territory pursuant to this Section 13.3(a) shall not change the Parties’ respective ownership rights with respect to such Licensed Patent or Joint Patent.

(b) Zai Patents. Zai shall, at its sole cost and expense, have the sole right, but not the obligation, in the Territory and the first right, but not the obligation, outside the Territory, to conduct the Patent Prosecution and maintenance of any Patents within the Zai IP (the “Zai Patent”). Zai shall keep TPTX reasonably informed of the status of all actions taken, and shall consider in good faith TPTX’s recommendations with respect to the Zai Patents prosecuted by Zai worldwide. Further, Zai shall notify TPTX of any decision to cease Patent Prosecution or maintenance of any Zai Patent outside the Territory at least [***] days before any due date for filing, payment or other action to avoid loss of rights, in which case TPTX shall have the right to continue the Patent Prosecution or maintenance of such Zai Patent outside the Territory at TPTX’s discretion and expense. If TPTX decides to take over Patent Prosecution or maintenance of a Zai Patent outside the Territory, then Zai shall promptly deliver to TPTX copies of all necessary files related to such Zai Patent outside the Territory and shall take all actions and execute all documents reasonably necessary for TPTX to assume such responsibility. For the avoidance of doubt, TPTX’s assumption of responsibility for Patent Prosecution or maintenance of any Zai Patent outside the Territory pursuant to this Section 13.3(b) shall not change the Parties’ respective ownership rights with respect to such Licensed Patent or Joint Patent.

(c) Joint Patents Outside the Territory. TPTX shall have the sole decision-making authority, at its sole cost and expense, over the Patent Prosecution and maintenance of Joint Patents outside the Territory.

13.4. Enforcement.

(a) Each Party shall notify the other within [***] Business Days of becoming aware of any alleged or threatened infringement by a Third Party of any of the Licensed Patents (including any Joint Patents in the Territory), which infringement adversely affects or is expected to adversely affect any Product in the Field in the Territory, and any related declaratory judgment, opposition, or similar action by a Third Party alleging the invalidity, unenforceability or non-infringement of any of the Licensed Patents (including any Joint Patents in the Territory) in the Territory (collectively “Product Infringement”).

(b) Zai shall have the first right to bring and control any legal action in connection with such Product Infringement in the Territory at its own expense as it reasonably determines appropriate. If Zai does not bring such legal action prior to the earlier of: (i) [***] days following Zai’s receipt or delivery of the notice under Section 13.4(a), or (ii) [***] days before the deadline, if any, set forth in the Applicable Laws for the filing of such actions, or discontinues the prosecution of any such action after filing without abating such infringement, TPTX shall have the right to bring and control any legal action in connection with such Product Infringement at its own expense as it reasonably determines appropriate.

(c) TPTX shall have the exclusive right, but not the obligation, to bring and control any legal action in connection with any alleged or threatened infringement by a Third Party of any of the Licensed Patents (other than Joint Patents) that is not a Product Infringement, and any related declaratory judgment, opposition, or similar action by a Third Party alleging the invalidity, unenforceability or non-infringement of any of the Licensed Patents (other than Joint Patents), at its own expense as it reasonably determines appropriate.

(d) Zai shall have the first right, but not the obligation, to enforce the Joint Patents in the Territory for any infringement that is not a Product Infringement at its own expense as it reasonably determines appropriate. TPTX shall have the first right, but not the obligation, to enforce the Joint Patents outside the Territory for any infringement at its own expense as it reasonably determines appropriate. If the Party with the first right of enforcement in respect of Joint Patents under this Section 13.4(d) decides not to bring such legal action in any jurisdiction(s) subject to its first right, it shall so inform the other Party promptly and the other Party shall have the right, but not the obligation, to bring and control any legal action in connection with such infringement in such jurisdiction(s) at its own expense as it reasonably determines appropriate.

(e) TPTX shall have the first right to bring and control any legal action in connection with any alleged or threatened infringement by a Third Party of any of the Zai Patents (other than Joint Patents), which infringement adversely affects or is expected to adversely affect any Product in the Field outside the Territory, and any related declaratory judgment, opposition, or similar action by a Third Party alleging the invalidity, unenforceability or non-infringement of any of the Zai Patents (other than Joint Patents) outside the Territory, at its own expense as it reasonably determines appropriate. If TPTX does not bring such legal action prior to the earlier of: (i) [***] days following receipt or delivery of notice between the Parties regarding such alleged infringement, or (ii) [***] days before the deadline, if any, set forth in the Applicable Laws for the filing of such actions, or discontinues the prosecution of any such action after filing without abating such infringement, Zai shall have the right to bring and control any legal action in connection with infringement at its own expense as it reasonably determines appropriate. Except as otherwise provided in this Section 13.4(e), Zai shall have the exclusive right, but not the obligation, to bring and control any legal action in connection with any alleged or threatened infringement by a Third Party of any of the Zai Patents (other than Joint Patents), and any related declaratory judgment, opposition, or similar action by a Third Party alleging the invalidity, unenforceability or non-infringement of any of the Zai Patents (other than Joint Patents), at its own expense as it reasonably determines appropriate.

(f) At the request of the Party bringing an action related to Product Infringement or otherwise as described in this Section 13.4, the other Party shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required by Applicable Laws to pursue such action, at each such Party’s sole cost and expense. In connection with an action related to Product Infringement or otherwise as described in this Section 13.4, the Party bringing the action shall not enter into any settlement admitting the invalidity or non-infringement of, or otherwise impairing the other Party’s rights in the Licensed Patents, Zai Patents or Joint Patents, as applicable, without the prior written consent of the other Party. The enforcing Party shall keep the non-enforcing Party reasonably informed of the status of any action it brought in connection with such Product Infringement or otherwise as described in this Section 13.4. The non-enforcing Party shall be entitled to attend any substantive meetings, hearings, or other proceedings related to any such action pursued by the enforcing Party. The enforcing Party shall provide the non-enforcing Party with copies of all pleadings and other documents to be filed with the court reasonably in advance and shall consider in good faith reasonable and timely input from the non-enforcing Party during the course of the action.

(g) Any recoveries resulting from enforcement action relating to a claim of Product Infringement or otherwise as described in this Section 13.4 shall be first applied against payment of the enforcing Party’s costs and expenses in connection therewith and then the non-enforcing Party’s costs and expenses in connection therewith. Any such recoveries in excess of such costs and expenses shall [***].

13.5. Defense.

(a) Each Party shall notify the other in writing of any allegations it receives from a Third Party that the Development, Manufacture, use, Commercialization or other exploitation of any Licensed Compound or Product or any embodiment of any technology or intellectual property licensed by a Party under this Agreement infringes the intellectual property rights of such Third Party. Such notice shall be provided promptly, but in no event after more than [***] days following receipt of such allegations. Such written notice shall include a copy of any summons or complaint (or the equivalent thereof) received regarding the foregoing. Each Party shall assert and not waive the joint defense privilege with respect to all communications between the Parties.

(b) As between the Parties, Zai shall have the first right, but not the obligation to control and be solely responsible for the defense of any such suit against Zai, at Zai’s sole cost and expense; provided, however, Zai shall not enter into any compromise or settlement relating to such suit that (i) admits the invalidity or unenforceability of any Licensed Patents or Joint Patents; or (ii) requires abandonment of any Licensed Patents or Joint Patents; or (iii) contemplates payment or other action by TPTX or has a material adverse effect on TPTX’s business, in all cases ((i) through (iii)), without obtaining the prior written consent of TPTX.

(c) If Zai decides not to bring such legal action subject to its first right, it shall so inform TPTX promptly and TPTX shall have the right to bring and control any such legal action in connection with such infringement in the Territory at its own expense as it reasonably determines appropriate; provided, however, TPTX shall not enter into any compromise or settlement relating to such suit that (i) admits the invalidity or unenforceability of any Licensed Patents or Joint Patents; or (ii) requires abandonment of any Licensed Patents or Joint Patents; or (iii) contemplates payment or other action by Zai or has a material adverse effect on Zai’s business, in all cases ((i) through (iii)), without obtaining the prior written consent of Zai.

(d) Upon the defending Party’s request and at the defending Party’s expense, the non-defending Party shall provide reasonable assistance to the defending Party for such defense and shall join such suit if deemed a necessary party. If the non-defending Party does not join such suit, the defending Party shall keep the non-defending Party reasonably informed of the status of such suit. The non-defending Party shall be entitled to attend any substantive meetings, hearings, or other proceedings related to such suit. The defending Party shall provide the non-defending Party with copies of all pleadings and other documents to be filed with the court reasonably in advance and shall consider in good faith reasonable and timely input from the non-defending Party during the course of the suit.

ARTICLE 14

TERMS AND TERMINATION

14.1. Term and Expiration.

(a) Term. The term of this Agreement shall be effective as of the Effective Date, and shall continue in effect until the expiration of the last Royalty Term with respect to any Product in any region in the Territory (the “Term”, and the date of such expiration with respect to such region, the “Expiration Date”).

(b) Expiration of Royalty Term. On a region-by-region basis, upon the expiration of the Royalty Term for a given Product in a given region, the licenses granted by TPTX to Zai under Section 2.1 of this Agreement in such region with respect to such Product in the Field shall become fully paid-up, perpetual, irrevocable and sublicenseable in multiple tiers.

(c) Supply after Expiration. In the event that no Manufacturing Technology Transfer has occurred before [***] in which the expiration is to occur, the Parties shall discuss in good faith the terms and conditions on which TPTX would supply Products to Zai after the Expiration Date; provided, however, that if the Parties fail to reach such an agreement before [***].

14.2. Termination for Mutual Agreement. This Agreement may be terminated by the Parties’ mutual written agreement.

14.3. Termination for Convenience. Zai shall have the right to terminate this Agreement in its entirety for any or no reason upon [***] days’ written notice to TPTX. Zai shall terminate this Agreement upon [***] days’ written notice to TPTX if it determines that it shall permanently discontinue all Development and Commercialization activities with respect to the Product under this Agreement.

14.4. Termination for Material Breach.

(a) This Agreement may be terminated in its entirety at any time during the Term upon [***] days’ (or [***] days’ with respect to any payment breach) written notice by either Party if the other Party is in material breach of this Agreement and, if such breach is curable, such breach has not been cured within [***] days (or [***] days with respect to any payment breach) of such written notice.

(b) Notwithstanding the foregoing, if the alleged breaching Party disputes the existence or materiality of the alleged breach, the other Party shall not have the right to terminate this Agreement unless and until it is determined in accordance with ARTICLE 15 that the alleged breaching Party has materially breached this Agreement and fails to cure such breach within [***] days after such determination.

14.5. Termination for Insolvency. Each Party shall have the right to terminate this Agreement upon delivery of written notice to the other Party in the event that (a) such other Party files in any court or agency pursuant to any statute or regulation of any jurisdiction a petition in bankruptcy or insolvency or for reorganization under the Chapter 7 of the United States of Bankruptcy Code or other similar Applicable Law or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of such other Party or its assets, (b) such other Party is served with an involuntary petition against it in any insolvency proceeding and such involuntary petition has not been stayed or dismissed within ninety (90) days of its filing, or (c) such other Party makes an assignment of substantially all of its assets for the benefit of its creditors.

14.6. Termination for Patent Challenge. Except to the extent the following is unenforceable under the laws of a particular jurisdiction, TPTX may terminate this Agreement in its entirety (a) immediately upon written notice to Zai if Zai or any of its Affiliates or Sublicensees commences a legal, administrative or other action challenging the validity, enforceability or scope of any Licensed Patent or (b) within [***] day written notice to Zai if Zai or its Affiliates or Sublicensees commences a legal, administrative or other action challenging the validity, enforceability or scope of any Patent (other than any Licensed Patent) owned or Controlled by TPTX or its Affiliates anywhere in the world, unless such action is withdrawn during such [***]-day period. Notwithstanding the foregoing, if Zai promptly terminates the sublicense agreement of any Sublicensee that commences a legal action challenging the validity, enforceability or scope of any Licensed Patents anywhere in the world, TPTX shall not have the right to terminate this Agreement under this Section 14.6.

14.7. Termination for Acquisition of Third Party by a Party. Each Party shall have the right to terminate this Agreement to the extent permitted under and in accordance with Section 2.6(b)(ii).

14.8. Election to Terminate. If either Party has the right to terminate under Sections 14.3 through 14.6, it may at its sole option, elect either to (a) terminate this Agreement and pursue any legal or equitable remedy available to it or (b) maintain this Agreement in effect and pursue any legal or equitable remedy available to it.

14.9. Effects of Termination.

(a) Upon the termination of this Agreement for any reason, all rights and licenses granted to Zai herein shall immediately terminate, and all sublicenses of such rights and licenses shall also terminate. Upon termination of this Agreement, if a Sublicensee is then in good standing under its sublicense agreement with Zai, then at TPTX’s sole discretion, TPTX may grant to such Sublicensee a direct license under the Licensed Technology that is the same scope as the sublicense granted by Zai on substantially the same terms and conditions set forth in this Agreement, and Section 14.9(b) below shall not apply to such Sublicensee. Termination of this Agreement for any reason shall not release either Party of any obligation or liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination. Notwithstanding anything herein to the contrary, termination of this Agreement by a Party shall be without prejudice to other remedies such Party may have at law or equity.

(b) Upon termination of this Agreement for any reason, the following additional provisions shall apply:

(i) Reversion of Rights to TPTX; Extension of License to TPTX. Any rights and licenses with respect to the Product granted to Zai under this Agreement shall immediately terminate, and all such rights shall revert back to TPTX. In addition, in the event that this Agreement is terminated by the Parties pursuant to Section 14.2, by Zai pursuant to Section 14.3 or by TPTX pursuant to Section 14.4, 14.5, 14.6, or 14.7, the licenses granted by Zai to TPTX pursuant to Section 2.4 shall automatically be extended to include the Territory.

(ii) Regulatory Materials; Data. Zai shall, and shall cause its Affiliates and Sublicensees to, [***], to the maximum extent permitted by Applicable Laws at the time of any such termination to promptly (1) assign all Regulatory Submissions and Regulatory Approvals and pricing and reimbursement approvals of Products to TPTX, and (2) assign all data generated by or on behalf of Zai or its designee while conducting Development or Commercialization activities under this Agreement to TPTX or its designee, including non-clinical and clinical studies conducted by or on behalf of Zai on Products and all pharmacovigilance data (including all Adverse Event database information) on Products.

(iii) Trademarks. Zai shall, and shall cause its Affiliates and Sublicensees, to promptly transfer and assign to TPTX, [***], all Product Marks.

(iv) Transition Assistance. Zai shall, and shall cause its Affiliates and Sublicensees, to provide assistance, [***], as may be reasonably necessary or useful for TPTX or its designee to commence or continue Developing or Commercializing Products in the Territory for a period of at least [***] days after the effective date of such termination (the “Transition Period”) to the extent Zai is then performing or having performed such activities, including transferring or amending as appropriate, upon request of TPTX, any agreements or arrangements with Third Party to Develop and Commercialize the Products in the Territory. To the extent that any such contract between Zai and a Third Party is not assignable to TPTX or its designee, then Zai shall reasonably cooperate with TPTX to arrange to continue to and provide such services from such entity.

(v) Ongoing Clinical Trial. If at the time of such termination, any Clinical Trials for the Products are being conducted by or on behalf of Zai, then, at TPTX’s election on a Clinical Trial-by-Clinical Trial basis: (1) Zai shall, and shall cause its Affiliates and Sublicensees to, (A) continue to conduct such Clinical Trial during the Transition Period or another period of time as determined by TPTX after the effective date of such termination at TPTX’s cost, and (B) after such period, to (y) fully cooperate with TPTX to transfer the conduct of all such Clinical Trial to TPTX or its designee or (z) continue to conduct such Clinical Trials, at TPTX’s cost, for so long as necessary to enable such transfer to be completed without interruption of any such Clinical Trials and (C) TPTX shall assume any and all liability and costs for such Clinical Trial after the effective date of such termination, and (2) Zai shall, and shall cause its Affiliates and Sublicensees to, [***], orderly wind down the conduct of any such Clinical Trial which is not assumed by TPTX under clause (1).

(vi) Inventory. At TPTX’s election and request, Zai shall (1) transfer to TPTX or its designee all inventory of the Product [***] then in possession or control of Zai, its Affiliates or Sublicensees; provided that TPTX shall pay Zai a price equal to Zai’s costs for such Products or (2) (A) continue to use Commercially Reasonable Efforts to Commercialize all inventory of the Products then in possession or control of Zai during the Transition Period and make the corresponding payments, including any milestone payments or royalties to TPTX under this Agreement as though this Agreement had not been terminated and (B) after the Transition Period, transfer to TPTX or its designee any remaining inventory of the Product to TPTX or its designee at a price equal to Zai’s costs for such Products.

(vii) Return of Confidential Information. At the Disclosing Party’s election, the Receiving Party shall return (at Disclosing Party’s expense) or destroy all tangible materials comprising, bearing, or containing any Confidential Information of the Disclosing Party relating to the Product that are in the Receiving Party’s or its Affiliates’ or Sublicensees’ possession or control and provide written certification of such destruction (except to the extent any information is the Confidential Information of both Parties or to the extent that the Receiving Party has the continuing right to use the Confidential Information under this Agreement); provided that the Receiving Party may retain one copy of such Confidential Information for its legal archives. Notwithstanding anything to the contrary set forth in this Agreement, the Receiving Party shall not be required to destroy electronic files containing such Confidential Information that are made in the ordinary course of its business information back-up procedures pursuant to its electronic.

(c) Other Remedies. Termination or expiration of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, that a Party may have hereunder or that may arise out of or in connection with such termination or expiration.

(d) Termination by Zai Due to Material Breach. Upon the termination of this Agreement by Zai pursuant to Section 14.4, 14.5 or 14.7 all of the provisions of Section 14.9(b) shall apply, except that [***].

14.10. Survival. Termination or expiration of this Agreement shall not affect any rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration. The following provisions shall survive the termination or expiration of this Agreement for any reason: [***].

ARTICLE 15

DISPUTE RESOLUTION

15.1. General. The Parties recognize that a claim, dispute or controversy may arise relating to this Agreement or to the breach, enforcement, interpretation or validity of this Agreement (a “Dispute”). Any Dispute, including Disputes that may involve the Affiliates of any Party, shall be resolved in accordance with this ARTICLE 15.

15.2. Continuance of Rights and Obligations during Pendency of Dispute Resolution. If there are any Disputes in connection with this Agreement, including Disputes related to termination of this Agreement under ARTICLE 14, all rights and obligations of the Parties shall continue until such time as any Dispute has been resolved in accordance with the provisions of this ARTICLE 15.

15.3. Escalation. Any Dispute shall be referred to the Executive Officers for attempted resolution. In the event the Executive Officers are unable to resolve such Dispute within [***] days of such Dispute being referred to them, then, upon the written request of either Party to the other Party, the Dispute shall be subject to arbitration in accordance with Section 15.4.

15.4. Arbitration.

(a) If the Parties fail to resolve the Dispute through escalation to the Executive Officers under Section 15.3, and a Party desires to pursue resolution of the Dispute, the Dispute shall be submitted by either Party for final resolution by arbitration under the Rules of Arbitration of the International Chamber of Commerce (“ICC Rules”), excepted as modified herein. Any disputes concerning the propriety of the commencement of the arbitration or the scope or applicability of this agreement to arbitrate shall be finally settled by the arbitral tribunal. The arbitration shall be conducted by a tribunal of three (3) arbitrators, each with at least fifteen (15) years of pharmaceutical industry experience. An arbitrator shall be deemed to meet this qualification unless a Party objects within [***] days after the arbitrator is nominated. Within [***] days after initiation of arbitration, each Party shall nominate one (1) arbitrator and the two (2) Party-nominated arbitrators shall nominate a third arbitrator, who shall serve as the chairperson of the tribunal, within [***] days of the second arbitrator’s appointment. The seat of arbitration shall be [***] and the language of the proceedings, including all communications, shall be English.

(b) The Parties agree that any award or decision made by the arbitral tribunal shall be final and binding upon them and may be enforced in the same manner as a judgment or order of a court of competent jurisdiction, and the Parties undertake to carry out any award without delay. The arbitral tribunal shall render its final award or decision within nine (9) months from the date on which the request for arbitration by one of the Parties wishing to have recourse to arbitration is received by the ICC Secretariat. The arbitral tribunal shall resolve the Dispute by applying the provisions of this Agreement and the governing law set forth in Section 16.5.

(c) By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue, at the request of a Party, a pre-arbitral injunction, pre-arbitral attachment or other order to avoid irreparable harm, maintain the status quo, preserve the subject matter of the Dispute, or aid the arbitration proceedings and the enforcement of any award. Without prejudice to such provisional or interim remedies in aid of arbitration as may be available under the jurisdiction of a competent court, the arbitral tribunal shall have full authority to grant provisional or interim remedies and to award damages for the failure of any Party to the dispute to respect the arbitral tribunal’s order to that effect.

(d) EACH PARTY HERETO WAIVES: (I) ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY, AND (II) ANY CLAIM FOR ATTORNEY FEES, COSTS AND PREJUDGMENT INTEREST.

(e) The arbitrators will be authorized to award compensatory damages, but will not be authorized to (i) award non-economic damages, (ii) award punitive damages or any other damages expressly excluded under this Agreement, or (iii) reform, modify or materially change this Agreement or any other agreements contemplated hereunder; provided, however, that the damage limitations described in clauses (i) and (ii) will not apply if such damages are statutorily imposed. Each Party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the administrator and the arbitrators; provided, however, that the arbitrators shall be authorized to determine whether a Party is the prevailing party, and if so, to award to that prevailing party reimbursement for any or all of its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), or the fees and costs of the administrator and the arbitrators.

(f) Notwithstanding anything in this Section 15.4, in the event of a Dispute with respect to (i) the validity, scope, enforceability or ownership of any Patent or other intellectual property rights, (ii) a matter for which this Agreement assigns decision-making to the Parties or to the JSC or requires the consent of one or both of the Parties, (iii) the necessity of obtaining a Third Party license by Zai in the Territory in accordance with Section 9.4(c)(iii), or (iv) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory, and such Dispute is not resolved in accordance with Section 15.3, such Dispute shall not be submitted to an arbitration proceeding in accordance with this Section 15.4, unless otherwise agreed by the Parties in writing, and instead, either Party may initiate litigation in a court of competent jurisdiction in any country in which such rights apply.

ARTICLE 16

MISCELLANEOUS

16.1. Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, pandemics, epidemics or other acts of God or any other deity (or orders of any Governmental Authority related to any of the foregoing), or acts, omissions or delays in acting by any Governmental Authority. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, the JDC shall review and discuss any such matter to the extent related to any Clinical Trials in the Territory, and the affected Party shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

16.2. Assignment. Neither Party may assign this Agreement to a Third Party without the other Party’s prior written consent (such consent not to be unreasonably withheld); except that (a) subject to Section 2.6, either Party may make such an assignment without the other Party’s prior written consent to a successor to substantially all of the business of such Party to which this Agreement relates (whether by merger, sale of stock, sale of assets, exclusive license or other transaction), and (b) either Party may assign this Agreement to an Affiliate without the other Party’s prior written consent for so long as such Affiliate remains an Affiliate of the Party making the assignment. For clarity, each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates and each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. This Agreement shall inure to the benefit of and be binding on the Parties’ successors and permitted assignees. Any assignment or transfer in violation of this Section 16.2 shall be null and void and wholly invalid, the assignee or transferee in any such assignment or transfer shall acquire no rights whatsoever, and the non-assigning non-transferring Party shall not recognize, nor shall it be required to recognize, such assignment or transfer.

16.3. Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

16.4. Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to TPTX:

Turning Point Therapeutics, Inc.

Address: 10628 Science Center Drive, Suite 200, San Diego, CA 92121, USA

Attn: [***]

Email: [***]

with a copy to:

Cooley LLP

Address: 4401 Eastgate Mall, San Diego, CA 92121, USA

Attn: Kay Chandler

Email: kchandler@cooley.com

If to Zai:

Zai Lab (Shanghai) Co., Ltd.

Address: 4F, Bldg 1, Jinchuang Plaza, 4560 Jinke Rd, Shanghai, China, 201210

Attn: [***]

Email: [***]

with a copy to:

Ropes & Gray, LLP

Address: 36/F, Park Place, Nanjing Road West, Shanghai 200040, China

Attn: Arthur Mok; Geoffrey Lin

Email: Arthur.Mok@ropesgray.com; Geoffrey.Lin@ropesgray.com

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered; (b) if sent by email, upon electronic confirmation of receipt; (c) on the Business Day after dispatch if sent by nationally-recognized overnight courier; or (d) on the fifth Business Day following the date of mailing if sent by mail.

16.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, U.S. without reference to any rules of conflict of laws. The United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement and is expressly and entirely excluded.

16.6. Entire Agreement; Amendments. The Agreement contains the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, with regard to the subject matter hereof (including the licenses granted hereunder) are superseded by the terms of this Agreement. Neither Party is relying on any representation, promise, nor warranty not expressly set forth in this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.

16.7. Headings. The captions to the several Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the Sections of this Agreement.

16.8. Independent Contractors. It is expressly agreed that TPTX and Zai shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. TPTX shall report any payments received under the Agreement as payments from Zai. Neither TPTX nor Zai shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

16.9. Waiver. The waiver by either Party of any right hereunder, or the failure of the other Party to perform, or a breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.

16.10. Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

16.11. Construction. Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any person shall be construed to include the person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections, Schedules, or Exhibits shall be construed to refer to Sections, Schedules or Exhibits as described in this Agreement, (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree”, “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or Section, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or” where applicable.

16.12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each Party shall be entitled to rely on the delivery of executed facsimile copies of counterpart execution pages of this Agreement and such facsimile copies shall be legally effective to create a valid and binding agreement among the Parties.

16.13. Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement, and any dispute proceeding related to or arising hereunder, shall be in the English language. If there is a discrepancy between any translation of this Agreement and this Agreement, this Agreement shall prevail.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Turning Point Therapeutics, Inc.		Zai Lab (Shanghai) Co., Ltd.

By:	/s/ Athena Countouriotis	By:	/s/ Samantha Du
Name:	Athena Countouriotis	Name:	Samantha Du

Title:	Chief Executive Officer	Title:	CEO and Chairperson

Date:	January 10, 2021	Date:	January 10, 2021

Schedule 1.70

Licensed Patents

[***]

Schedule 5.2

Initial Clinical Development Plan

[***]

Schedule 5.4(a)

Global Development Plan

[***]

Schedule 5.4(b)

Existing Global Studies

[***]

Schedule 10.2(a)

Press Release

[***]